REAL ESTATE PURCHASE AGREEMENT

by and between

those parties listed as "Seller" on <u>Exhibit "A"</u> attached hereto,

as "Sellers"

and

HC GOVERNMENT REALTY HOLDINGS, LP,

a Delaware limited partnership, or its Assignees

as "Buyer"

TABLE OF CONTENTS

Page

SCHEDULE OF SCHEDULES AND EXHIBITS

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this "**Agreement**") is entered into as of the 14th day of June, 2022 (the "**Effective Date**"), by and among **HC GOVERNMENT REALTY HOLDINGS, LP**, a Delaware limited partnership, or its assigns ("**Buyer**"), and each party listed as a "Seller" on **Exhibit "A"** attached hereto (each, a "**Seller**" and, collectively, "**Sellers**"), for the purchase of certain real, improved and other properties more particularly described in **Section 2.1** below.

ARTICLE 1– DEFINITIONS

1.1 Defined Terms. The capitalized terms used herein will have the following meanings.

1.1.1 "**Acceptance Lease Amendment**" means an amendment to a Government Lease, which (i) establishes the lease commencement date for such Government Lease, (ii) states that Government accepts the tenant improvement work, including the applicable Improvements, required to be constructed pursuant to such Government Lease as being substantially complete in accordance with the terms and conditions of the applicable Government Lease and the final plans and specifications therefore, subject only to the completion of the applicable Punch List, and (iii) states that all of the leased premises under the applicable Government Lease has been accepted by Government in accordance with the terms and conditions of the applicable Government Lease.

1.1.2 "**Anticipated Completion Date**" means, with respect to each Property, the date set forth for such Property on **Schedule 2.6.2**, which date is the date on which the Certificate of Occupancy is anticipated to be received.

1.1.3 "**Benton Harbor Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements affixed to or located on the Benton Harbor Land as of the applicable Closing Date of the Benton Harbor Property, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Benton Harbor Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller for use by Government.

1.1.4 "**Benton Harbor Land**" means fee simple title to the parcel(s) of land situated in Benton Harbor, Michigan more particularly described on **Exhibit "A-1"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Benton Harbor Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Benton Harbor Property in all mineral and development rights appurtenant to such land.

1.1.5 "**Benton Harbor Property**" means, collectively, the Benton Harbor Land, the Benton Harbor Improvements, the Personal Property owned by the Seller of the Benton Harbor Real Property and installed, located or situated on and used in connection with the

operation of the Benton Harbor Land and Benton Harbor Improvements, the Government Lease for the Benton Harbor Real Property, the Licenses at the Benton Harbor Real Property, if any, the Rents under such Government Leases and Licenses, the Benton Harbor Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding (i) any property owned by tenants of the Benton Harbor Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Benton Harbor Real Property, if any.

1.1.6 "**Benton Harbor Real Property**" means, collectively, the Benton Harbor Improvements and the Benton Harbor Land.

1.1.7 "**Benton Harbor Service Agreements**" means any and all of Seller of the Benton Harbor Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Benton Harbor Land, the Benton Harbor Improvements or the Benton Harbor Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.8 "**Certificate of Occupancy**" means, with respect to the applicable Property, a permanent certificate of occupancy (or its equivalent) issued by the applicable governmental authority for the applicable Improvements. For the avoidance of doubt, "Certificate of Occupancy" shall not include a temporary certificate of occupancy.

1.1.9 "**Completed Property**" means any Property for which Sellers have irrevocably delivered to Buyer all of the items contained in **Schedule 1.1.9** attached hereto and incorporated herein by this reference as evidenced by Buyer's delivery to the applicable Seller of a Buyer's Completed Property Response designating the applicable Property to be a "Completed Property" or if Buyer is deemed to have designated such Property as a "Completed Property' in accordance with the terms of this **Section 1.1.9**. "**Completed Properties**" means the collective reference to all such Properties in the preceding sentence. With respect to each Property, at such time as the applicable Seller has obtained all of the items listed on **Schedule 1.1.9** for a Property, such Seller shall provide written notice to Buyer thereof together with accurate and complete copies of each item listed in **Schedule 1.1.9** (such notice and the items listed in **Schedule 1.1.9**, collectively, each a "**Seller Completed Property Notice**"), which items shall be uploaded to an online data room accessible by Buyer (with notification to Buyer of location of such items within the data room). Buyer shall have a period of five (5) Business Days from receipt of the applicable Seller Completed Property Notice (including the items listed in **Schedule 1.1.9** for such Property) to review and approve or disapprove each of the items provided by the applicable Seller listed in **Schedule 1.1.9** for such Property in Buyer's reasonable discretion ("**Buyer's Completed Property Response**"). If Buyer delivers the Buyer's Completed Property Response within such five (5) Business Day period to the applicable Seller and, upon review of all of the items listed in **Schedule 1.1.9** provided for such Property, designates that such Property is a Completed Property, then such Property shall be deemed to be a Completed Property as of the date of delivery of such Buyer's Completed Property Response. If Buyer, in Buyer's reasonable discretion, does not approve all of the items listed in **Schedule 1.1.9** provided for such Property with the applicable Seller Completed Property Notice or any such items that are applicable to such Property and were not actually provided by the applicable Seller to Buyer, then Buyer may within the five (5) Business Day period after receipt of the Seller's Completed Property Notice deliver the Buyer's Completed Property Response to the applicable Seller describing any such deficiencies and such

Property shall not be deemed a Completed Property, in which case such Seller shall promptly provide a further Seller Completed Property Notice together with any items listed in **Schedule 1.1.9** that Buyer stated were deficient in the previous Buyer's Completed Property Response and the above approval and disapproval mechanics shall apply until such Property is designated as a "Completed Property" by Buyer's timely provision of a Buyer's Completed Property Response or is deemed to be a "Completed Property" by Buyer's failure to respond to the applicable Seller's Completed Property Notice within the five (5) Business Day Period following receipt of the applicable Seller Completed Property Notice. Failure by Buyer to deliver the Buyer's Completed Property Response to the applicable Seller within the five (5) Business Day period following receipt of the applicable Seller Completed Property Notice shall be deemed designation by Buyer of the applicable Property as a Completed Property as of such date. As of the Effective Date hereof, the parties hereto acknowledge and confirm that (i) the Fort Smith Property is a "Completed Property" hereunder, and (ii) none of the other Properties constitute a "Completed Property" hereunder.

1.1.10 "**Construction Contracts**" means, with respect to each Property, the following contracts entered into by the applicable Seller and/or Purple Heart (as hereinafter defined), as applicable, listed next to the Property on **Exhibit "F"** attached hereto and made a part hereof: (i) General Contractor's construction contract, (ii) engineer's agreement, (iii) architect's agreement, (iv) civil engineer agreement, (v) structural engineer agreement, (vi) MEP engineer agreement, (vii) fire and life safety engineer agreement, (viii) traffic engineer agreement, (ix) commissioning agents agreement, and (x) contracts related to construction procured directly by Seller with a contractor or subcontractor to which the General Contractor is not party.

1.1.11 "**Durham Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements affixed to or located on the Durham Land as of the Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Durham Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Durham Property for use by Government.

1.1.12 "**Durham Land**" means fee simple title to the parcel(s) of land situated in Durham, North Carolina more particularly described on **Exhibit A-2**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Durham Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Durham Property in all mineral and development rights appurtenant to such land.

1.1.13 "**Durham Property**" means, collectively, the Durham Land, the Durham Improvements, the Personal Property owned by the Seller of the Durham Real Property and installed, located or situated on and used in connection with the operation of the Durham Land and Durham Improvements, the Government Lease for the Durham Real Property, the Licenses at the Durham Real Property, if any, the Rents under such Government Leases and Licenses, the Durham Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding

(i) any property owned by tenants of the Durham Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Durham Real Property, if any.

1.1.14 "**Durham Real Property**" means, collectively, the Durham Improvements and the Durham Land.

1.1.15 "**Durham Service Agreements**" means any and all of Seller of the Durham Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Durham Land, the Durham Improvements or the Durham Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.16 "**Everett Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements affixed to or located on the Everett Land as of the Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Everett Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Everett Property for use by Government.

1.1.17 "**Everett Land**" means fee simple title to the parcel(s) of land situated in Everett, Washington more particularly described on **Exhibit "A-3"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Everett Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Everett Property in all mineral and development rights appurtenant to such land.

1.1.18 "**Everett Property**" means, collectively, the Everett Land, the Everett Improvements, the Personal Property owned by the Seller of the Everett Real Property and installed, located or situated on and used in connection with the operation of the Everett Land and Everett Improvements, the Government Lease for the Everett Real Property, the Licenses at the Everett Real Property, if any, the Rents under such Government Leases and Licenses, the Everett Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding (i) any property owned by tenants of the Everett Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Everett Real Property, if any.

1.1.19 "**Everett Real Property**" means, collectively, the Everett Improvements and the Everett Land.

1.1.20 "**Everett Service Agreements**" means any and all of Seller of the Everett Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Everett Land, the Everett Improvements or the Everett Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.21 "**Florence Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements

affixed to or located on the Florence Land as of the applicable Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Florence Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Florence Property for use by Government.

1.1.22 "**Florence Land**" means fee simple title to the parcel(s) of land situated in Florence, South Carolina more particularly described on **Exhibit "A-4"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Florence Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Florence Property in all mineral and development rights appurtenant to such land.

1.1.23 "**Florence Property**" means, collectively, the Florence Land, the Florence Improvements, the Personal Property owned by the Seller of the Florence Real Property and installed, located or situated on and used in connection with the operation of the Florence Land and Florence Improvements, the Government Lease for the Florence Real Property, the Licenses at the Florence Real Property, if any, the Rents under such Government Leases and Licenses, the Florence Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding (i) any property owned by tenants of the Florence Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Florence Real Property, if any.

1.1.24 "**Florence Real Property**" means, collectively, the Florence Improvements and the Florence Land.

1.1.25 "**Florence Service Agreements**" means any and all of Seller of the Florence Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Florence Land, the Florence Improvements or the Florence Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.26 "**FM Delay Event**" means (i) matters outside of the performing party's control, including, but not limited to, acts of God, pandemic, epidemic or other public health emergency, war, strikes, shortage of material, cessation or suspension of services (including, without limitation, services rendered by a recording office, title company, nationally recognized overnight delivery service or the government or tenant agency in occupancy of the Property or anticipated to occupy the Property) or the halting of commerce and the transaction of business regionally, nationally or within an industry, in each case as a result of any actual or threatened health emergency, epidemic, pandemic, quarantine, or other health risk, including, without limitation, health risks declared or recognized by the Centers for Disease Control, the World Health Organization, or any public health department and which such event actually causes delay for either Seller or Buyer, as applicable, in the performance of their applicable obligations hereunder, and (ii) force majeure as defined under the applicable Government Lease, if applicable.

1.1.27 "**Fort Smith Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements affixed to or located on the Fort Smith Land as of the applicable Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Fort Smith Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Fort Smith Property for use by Government.

1.1.28 "**Fort Smith Land**" means fee simple title to the parcel(s) of land situated in Fort Smith, Arkansas more particularly described on **Exhibit "A-5"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Fort Smith Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Fort Smith Property in all mineral and development rights appurtenant to such land.

1.1.29 "**Fort Smith Property**" means, collectively, the Fort Smith Land, the Fort Smith Improvements, the Personal Property owned by the Seller of the Fort Smith Real Property and installed, located or situated on and used in connection with the operation of the Fort Smith Land and Fort Smith Improvements, the Government Lease for the Fort Smith Real Property, the Licenses at the Fort Smith Real Property, if any, the Rents under such Government Leases and Licenses, the Fort Smith Service Agreements and the other Intangibles of the applicable Seller related to the foregoing, but excluding (i) any property owned by tenants of the Fort Smith Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Fort Smith Real Property, if any.

1.1.30 "**Fort Smith Real Property**" means, collectively, the Fort Smith Improvements and the Fort Smith Land.

1.1.31 "**Fort Smith Service Agreements**" means any and all of Seller of the Fort Smith Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Fort Smith Land, the Fort Smith Improvements or the Fort Smith Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.32 "**General Contractor**" means, with respect to each Property, the duly licensed general contractor, holding all state, county and local licenses required to do business in the municipality in which all permits for the construction of any improvements has been issued. The General Contractor may be a different business, entity or licensee on each Property; however, the General Contractor's name listed on the building permit and Certificate of Occupancy for the applicable Improvements must be the same as listed on the General Contractor's warranty and lien waiver for that Property. For Non-Completed Properties, Seller shall give immediate notice to the Buyer in the event the General Contractor's name, company or entity responsible for the completion of the applicable Improvements changes prior to the issuance of a Certificate of Occupancy.

1.1.33 "**Government**" means the United States Government.

1.1.34 "**Government Lease**" means, with respect to each Property, that certain Lease with the Government for the use of the Property by the Department of Veterans Affairs, as identified for such Property on **Schedule 5.1.10(A)** hereto (including, without limitation, all amendments and supplements identified on **Schedule 5.1.10(A)** and the Acceptance Lease Amendment with respect to such Lease), together with all contracts, change orders and purchase orders entered into between Seller or any predecessor lessor and the Government, and all modifications to any such lease, contract or purchase order, made between the Government and the applicable Company or its predecessor as lessor before or subsequent to the Effective Date of this Agreement for such Property, if any.

1.1.35 "**Improvements**" means, as applicable, the (1) Benton Harbor Improvements: (2) Durham Improvements, (3) Everett Improvements, (4) Florence Improvements, (5) Fort Smith Improvements, (6) Owensboro Improvements, (7) Perry Improvements, or (8) Winchester Improvements.

1.1.36 "**Intangibles**" means, with respect to each Property, to the extent assignable and/or transferable, any and all of each Seller's right, title and interest in and to (i) all Service Agreements applicable to such Property, (ii) all warranties and guaranties (express or implied) issued to such Seller and/or Purple Heart, as applicable, in connection with such Property's Improvements and the construction thereof or Seller's Personal Property for such Property, including without limitation, those set forth on **Schedule 5.1.25**, (iii) all permits, licenses (including the Licenses), approvals, development rights and authorizations issued by any governmental authority in connection with the operation, maintenance or construction of such Seller's Improvements for such Property, (iv) construction drawings, engineering drawings, plans and specifications with respect to such Seller's Improvements for such Property and the construction thereof, (v) the right to the identifying name, if any, of such Seller's Improvements for such Property (but specifically excluding any interest in the names "Catalyst", "Catalyst Capital", "Catalyst Encore", "Encore" and/or any derivation of any of the foregoing), and (vi) all rights, which such Seller may have, if any, in and to any tenant data, telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and appurtenances owned by such Seller and related to or used in connection with the existing business operation of the Land and Improvements.

1.1.37 "**Land**" means, as applicable, the (1) Benton Harbor Land: (2) Durham Land, (3) Everett Land, (4) Florence Land, (5) Fort Smith Land, (6) Owensboro Land, (7) Perry Land, or (8) Winchester Land.

1.1.38 "**Licenses**" means with respect to each Property, the licenses or other agreements for the leasing or licensing of rooftop space or equipment for installation or use for telecommunications equipment, cable access and other space, equipment and facilities that are located on or within such Property.

1.1.39 "**Non-Completed Property**" means each Property that is not a Completed Property.

1.1.40 "**Owensboro Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements

affixed to or located on the Owensboro Land as of the applicable Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Owensboro Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Owensboro Property for use by Government.

1.1.41 "**Owensboro Land**" means fee simple title to the parcel(s) of land situated in Owensboro, Kentucky more particularly described on **Exhibit "A-6"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Owensboro Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Owensboro Property in all mineral and development rights appurtenant to such land.

1.1.42 "**Owensboro Property**" means, collectively, the Owensboro Land, the Owensboro Improvements, the Personal Property owned by the Seller of the Owensoro Real Property and installed, located or situated on and used in connection with the operation of the Owensboro Land and Owensboro Improvements, the Government Lease for the Owensboro Real Property, the Licenses at the Owensboro Real Property, if any, the Rents under such Government Leases and Licenses, the Owensboro Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding (i) any property owned by tenants of the Owensboro Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Owensboro Real Property, if any.

1.1.43 "**Owensboro Real Property**" means, collectively, the Owensboro Improvements and the Owensboro Land.

1.1.44 "**Owensboro Service Agreements**" means any and all of Seller of the Owensboro Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Owensboro Land, the Owensboro Improvements or the Owensboro Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.45 "**Perry Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements affixed to or located on the Perry Land as of the applicable Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Perry Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Perry Property for use by Government.

1.1.46 "**Perry Land**" means fee simple title to the parcel(s) of land situated in Perry, Georgia more particularly described on **Exhibit "A-7"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Perry Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included

in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Perry Property in all mineral and development rights appurtenant to such land.

1.1.47 "**Perry Property**" means, collectively, the Perry Land, the Perry Improvements, the Personal Property owned by the Seller of the Perry Real Property and installed, located or situated on and used in connection with the operation of the Perry Land and Perry Improvements, the Government Lease for the Perry Real Property, the Licenses at the Perry Real Property, if any, the Rents under such Government Leases and Licenses, the Perry Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding (i) any property owned by tenants of the Perry Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Perry Real Property, if any.

1.1.48 "**Perry Real Property**" means, collectively, the Perry Improvements and the Perry Land.

1.1.49 "**Perry Service Agreements**" means any and all of Seller of the Perry Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Perry Land, the Perry Improvements or the Perry Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

1.1.50 "**Personal Property**" means, with respect to each Property, all of Seller's right, title and interest in and to all tangible personal property located upon the applicable Land or within such applicable Improvements as of the applicable Closing Date, including, without limitation, any and all appliances, furniture, art work, planters, canopies, carpeting, draperies and curtains, tools and supplies, inventories, equipment, devices, janitorial supplies, attic stock, replacement parts and other items of personal property owned by the applicable Seller used in connection with the operation, maintenance or construction of such applicable Land and such applicable Improvements, including without limitation, the personal property listed on **Exhibit "B"** attached hereto and incorporated herein by this reference.

1.1.51 "**Property**" means, as applicable, the (1) Benton Harbor Property, (2) Durham Property, (3) Everett Property, (4) Florence Property, (5) Fort Smith Property, (6) Owensboro Property, (7) Perry Property, or (8) Winchester Property.

1.1.52 "**Real Property**" means, as applicable, the (1) Benton Harbor Real Property, (2) Durham Real Property, (3) Everett Real Property, (4) Florence Real Property, (5) Fort Smith Real Property, (6) Owensboro Real Property, (7) Perry Real Property, or (8) Winchester Real Property.

1.1.53 "**Rents**" means, with respect to each Government Lease and any License, all rents and other sums due thereunder.

1.1.54 "**Service Agreements**" means, as applicable, the (1) Benton Harbor Service Agreements: (2) Durham Service Agreements, (3) Everett Service Agreements, (4) Florence Service Agreements, (5) Fort Smith Service Agreements, (6) Owensboro Service Agreements, (7) Perry Service Agreements, or (8) Winchester Service Agreements.

1.1.55 "**Substantial Completion**", "**Substantially Complete**", and words of similar effect, mean, with respect to the applicable Property, the date on which the last of all of the following has been satisfied: (i) Seller has delivered to Buyer a certificate of substantial completion issued by Seller's architect in the form of AIA Form G704, certifying that the applicable Improvements have been substantially completed in accordance with the plans therefor, subject only to the completion of minor punch list items, provided that such architect must be the same architect whose firm, name, stamp and seal appear on all construction documents for the applicable Improvements, and (ii) Seller has delivered to Buyer a Certificate of Occupancy for the applicable Improvements.

1.1.56 "**Tenant Inducement Costs**" means any out-of-pocket payments required under a lease or License to be paid by the lessor or licensor thereunder to or for the benefit of the tenant or licensee thereunder, which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs and allowances, lease buyout costs, moving, design and refurbishment allowances and rent abatements.

1.1.57 "**Winchester Improvements**" means the buildings, structures, fixtures, fences, support systems, surface parking lots, parking spaces and garages and other improvements affixed to or located on the Winchester Land as of the applicable Closing Date, including, without limitation, that certain building constructed or to be constructed thereon by Seller of the Winchester Property pursuant to the applicable Government Lease and any equipment that is required by such Government Lease to be affixed to or installed in such building by Seller of the Winchester Property for use by Government.

1.1.58 "**Winchester Land**" means fee simple title to the parcel(s) of land situated in Winchester, Virginia more particularly described on **Exhibit "A-8"**, attached hereto and made a part hereof, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller of the Winchester Property in and to any streets, alleys, passages, usufructs and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller of the Winchester Property in all mineral and development rights appurtenant to such land.

1.1.59 "**Winchester Property**" means, collectively, the Winchester Land, the Winchester Improvements, the Personal Property owned by the Seller of the Winchester Real Property and installed, located or situated on and used in connection with the operation of the Winchester Land and Winchester Improvements, the Government Lease for the Winchester Real Property, the Licenses at the Winchester Real Property, if any, the Rents under such Government Leases and Licenses, the Winchester Service Agreements and the other Intangibles of such Seller related to the foregoing, but excluding (i) any property owned by tenants of the Winchester Real Property (including the Government), or (ii) any personal property owned or leased by the manager of the Winchester Real Property, if any.

1.1.60 "**Winchester Real Property**" means, collectively, the Winchester Improvements and the Winchester Land.

1.1.61 "**Winchester Service Agreements**" means any and all of Seller of the Winchester Property's right, title and interest in and to all contracts and agreements relating to the upkeep, repair, maintenance or operation of the Winchester Land, the Winchester Improvements or the Winchester Personal Property, including, but not limited to, those listed and described on **Exhibit "C"** attached hereto and made a part hereof.

ARTICLE 2- SALE OF PROPERTY

2.1 Properties to be Sold. Subject to the terms and provisions hereof, each Seller agrees to sell to Buyer and Buyer agrees to purchase from the applicable Seller, upon the terms and conditions of this Agreement, all of the Property, which, for the avoidance of doubt, includes all of the (1) Benton Harbor Property, (2) Durham Property, (3) Everett Property, (4) Florence Property, (5) Fort Smith Property, (6) Owensboro Property, (7) Perry Property, and (8) Winchester Property.

2.2 Purchase and Sale. Buyer agrees to purchase from each Seller and each Seller agrees to sell to Buyer all of such Seller's right, title and interest in and to the Property, on the terms and conditions set forth in this Agreement. Except as otherwise specifically stated in this Agreement or the documents delivered at each Closing, the Property is being sold in its "As Is, Where Is" condition "with all faults" and without representation or warranty (all of which Sellers hereby expressly disclaim) as of the Effective Date and as of the applicable Closing Date. Except as expressly set forth in this Agreement or the documents delivered at each Closing, Buyer expressly agrees and acknowledges that no warranty or representation is made by Seller as to the fitness for any particular purpose, merchantability, design, condition or repair, value, expense of operation, income potential, compliance with drawings or specifications, absence of defects, absence of faults, flooding or compliance with laws and regulations including without limitations those relating to health, safety, zoning, the environment and the Americans with Disabilities Act or as to any other fact or condition which has or might affect the Property or the ownership thereof, its use, occupancy, operation, condition, repair, value, expense of operation or income potential thereof. Except as specifically set forth in this Agreement (including, but not limited to **Articles 3** and **4** hereof), Buyer and Seller acknowledge and agree that Buyer's purchase of the Property is intended to be on an "all or nothing" basis whereby Buyer shall not have the right to terminate this Agreement only as to a specific Property except as otherwise expressly set forth herein. As of each Closing, except as otherwise expressly provided in this Agreement or the documents delivered at each Closing, Buyer hereby (i) assumes the risk of all adverse matters, including adverse physical conditions, defects, including construction defects, and environmental, health, safety and welfare matters and conditions, which may or may not have been revealed by Buyer's investigation and evaluation of the Property, or any portion thereof, and (ii) fully and irrevocably release each and every Seller from any and all claims that Buyer may have against any Seller for any liability arising from or related to any matter of any nature relating to, and any condition of, the Property, or any portion thereof, or the purchase of the Property by Buyer from Sellers pursuant to this Agreement, including any liability arising in connection with any latent or patent construction defects therein, errors or omissions relating thereto, compliance thereof with applicable law, the existence or absence of any environmental hazards or conditions thereon (including the presence of any Hazardous Materials) and other environmental matters within,

under or upon, or in the vicinity of the Property, or any portion thereof, any statutory or common law right Buyer may have to receive disclosures from Sellers, or any other condition or circumstance affecting the Property, or any portion thereof, its financial viability, use or operation. In addition to any liability of which Buyer is presently aware or which Buyer presently suspects to exist, this release includes all liability of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor. Notwithstanding anything to the contrary set forth in this **Section 2.2**, the foregoing release shall not constitute a release or waiver by Buyer nor pertain to any claim or cause of action by Buyer against any one or more Sellers or any other person for (i) fraud or willful misconduct, or (ii) a breach by any Seller or Purple Heart of an express covenant of such Seller or Purple Heart (including without limitation any indemnification obligation) under this Agreement or any closing document, including a breach by Sellers and Purple Heart of any Sellers Representations under this Agreement, or (iii) any tort claims made or brought by a third party unrelated to Buyer that arise on account of events that occurred at any Property prior to a Closing, or (iv) any claims made or causes of action brought by any third party unrelated to Buyer alleging a default or breach by Sellers that is alleged to have occurred prior to a Closing under any contract, agreement or lease to which any one or more Sellers and any such claimant were parties. The terms and conditions of this **Section 2.2** shall survive Closing and any earlier termination of this Agreement.

2.3 Purchase Price. Each Seller agrees to sell and Buyer agrees to purchase each of the Properties for the Purchase Price (each a "**Purchase Price**") allocated to such Property on **Schedule 2.3** attached hereto and made a part hereof. The aggregate purchase price for all of the Property is Ninety-Seven Million Seven Hundred Thirty-One Thousand Six Hundred Nine and 00/100 Dollars ($97,731,609.00) (the "**Aggregate Purchase Price**"). The applicable Purchase Price, subject to prorations and adjustments as expressly set forth in this Agreement, shall be paid to the applicable Seller by Buyer on each Closing Date (as defined below), by wire transfer of immediately available funds.

2.4 NOI Variance; Pre-Closing Government Expansions. The Purchase Price for the aggregate Property is based on the Sellers' represented net operating income ("**NOI**") for each Property, divided by a Purchase Cap Rate (the "**Cap Rate**"), all as set forth on **Schedule 2.4**. On or before the date that is ten (10) days prior to the expiration of the Due Diligence Period (hereinafter defined), Buyer may provide to Sellers a schedule of variances of the NOI for each Property, which shall include full and complete copies of Buyer's calculations of the NOI for each Property. If Buyer provides such schedule of variances of NOI, then within two (2) business days after delivery thereof, Buyer and each Seller shall confer to discuss such variances in NOI, taken on an aggregate basis, in good faith, provided, however, that Sellers shall not be required to agree to any Purchase Price adjustment if Sellers believe in good faith that Buyer's NOI calculations are incorrect. Notwithstanding anything contained in this Agreement to the contrary, throughout the term of this Agreement (but only prior to the applicable Closing), Sellers shall have the right to pursue and execute amendments to the existing Government Lease at any Property expanding the premises leased by the Government at such Property and/or increasing the rent due under such Government Lease (each an "**Expansion Amendment**"). Expansion Amendments shall be subject to Buyer's consent, which shall not be unreasonably withheld. If, following the Effective Date, a Seller enters into an Expansion Amendment that involves the construction of new square footage at the applicable Property (as opposed to an expansion into vacant square footage that exists on the Effective Date), then the Purchase Price shall be increased (which increase shall be allocated

to the applicable Property) by an amount agreed upon by Seller and Buyer based upon the increase in NOI for such Property and the Cap Rate applicable to such Property.

2.5 Deposit.

2.5.1 Within three (3) Business Days after the Effective Date, Buyer shall deliver to Fidelity National Title Company, 5516 Falmouth Street, Suite 200, Richmond, Virginia 23230 ("**Escrow Agent**"), an earnest money deposit in the amount of Nine Hundred Seventy-Seven Thousand Three Hundred Sixteen and 00/100 Dollars ($977,316.00) (the "**First Aggregate Deposit**"). If Buyer does not deliver the First Aggregate Deposit within the required timeframe, and fails thereafter to deliver the First Aggregate Deposit within two (2) Business Days of written notice from Sellers of such failure, Sellers may terminate this Agreement upon written notice to Buyer at any time prior to Buyer's delivery of the First Aggregate Deposit, in which event this Agreement shall be of no further force or effect.

2.5.2 If Buyer does not exercise the right to terminate this Agreement as to the Properties in accordance with **Section 4.4** below, Buyer shall, within five (5) Business Days after the expiration of the Due Diligence Period (hereinafter defined), deposit with Escrow Agent the additional sum of Nine Hundred Seventy-Seven Thousand Three Hundred Sixteen and 00/100 Dollars ($977,316.00) (the "**Second Aggregate Deposit**") as an additional deposit under this Agreement. The First Aggregate Deposit and the Second Aggregate Deposit are herein referred to collectively as the "**Aggregate Deposit**". The Aggregate Deposit has been allocated to each Property as set forth on **Schedule 2.5.2** attached hereto and made a part hereof. The portion of the Aggregate Deposit allocated to a Property as set forth on **Schedule 2.5.2** is referred to herein as a "**Deposit**". If Buyer does not deliver the Second Aggregate Deposit within the required timeframe, and fails thereafter to deliver the Second Aggregate Deposit within two (2) Business Days of written notice from Sellers of such failure, Seller may terminate this Agreement upon written notice to Buyer at any time prior to Buyer's delivery of the Second Aggregate Deposit, in which event the First Aggregate Deposit shall be released to Seller and this Agreement shall be of no further force and effect except for provisions that expressly survive the expiration or termination of this Agreement.

2.5.3 If the Close of Escrow (as hereinafter defined) should occur, the Deposit allocated to a Property shall be applied to the applicable Property's Purchase Price. The Aggregate Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of Buyer and Sellers. After the expiration of the Due Diligence Period, the Aggregate Deposit shall not be returned to Buyer except as otherwise expressly provided in this Agreement. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period (hereinafter defined) in accordance with the terms of **Section 4.4** below, the Deposit shall be immediately returned to Buyer as provided in **Section 4.4** below. Should Buyer terminate this Agreement for any reason whatsoever, Buyer will return to the applicable Seller all documents of any and all materials delivered to Buyer by such Seller at any time prior to the date of termination. Buyer agrees to keep any copies of its studies and any materials provided by Buyer during the Due Diligence Period confidential and will not release such documents to third parties (other than Buyer's accountants, lawyers and other professionals) unless Buyer is required by law to disclose the same.

2.6 Closings.

2.6.1 The consummation of the purchase and sale of each Property (each, a "**Closing**", sometimes referred to herein as the "**Close of Escrow**") shall be held at the offices of the Escrow Agent. The Closing Date with respect to each Property shall be the first (1st) Business Day following the date that is fifteen (15) days after the later of (i) the expiration of the Due Diligence Period, or (ii) the date such Property becomes a Completed Property in accordance with the terms and conditions of the definition of "Completed Property", (iii) if Buyer has not elected to terminate this Agreement with respect to such Property in accordance with the terms of this Agreement, the date that is fifteen (15) Business Days following the receipt of the Seller Response Notice or the date that the Seller Response Notice is due under **Section 3.2.3**, or (iv) such other date mutually agreed upon by Seller and Buyer by written agreement, if any, subject to extension as expressly permitted hereunder, including without limitation, in accordance with **Section 2.6.2** and **Section 4.6**; provided, that, in each case, all conditions to the applicable Closing the ("**Closing Conditions**") have been satisfied or waived. Each Seller shall give notice to Buyer when such Seller anticipates that the applicable Property is approximately eighty (80) days from meeting all of the requirements of a Completed Property. Such notice is not binding, but is intended to provide the parties an approximate date of Closing for planning and due diligence purposes, and failure to accurately provide such notice shall not be a default by Seller hereunder.

2.6.2 Notwithstanding anything herein to the contrary, in the event that the requirements set forth in the definition of "Certificate of Occupancy" are not all achieved on or before the date that is one hundred eighty (180) days after Anticipated Completion Date set forth for a Property on **Schedule 2.6.2** attached hereto and incorporated herein by this reference (as applicable, each an "**Outside Completion Date**"), Buyer shall, as Buyer's sole and exclusive remedy for such failure, have the right to terminate this Agreement solely with respect to such Non-Completed Property by delivering written notice thereof to the Seller at any time prior to the date that the applicable Seller satisfies the requirements set forth in the definition of "Certificate of Occupancy" for such Property, in which event this Agreement shall terminate with respect only to such Non-Completed Property effective as of the delivery of such notice, such Non-Completed Property shall be a Terminated Property (hereinafter defined), Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer, the applicable Seller shall reimburse Buyer for all Pursuit Costs actually incurred by Buyer in connection with such Terminated Property up to the Pursuit Costs Cap and the provisions of **Section 10.22** shall apply with respect to such Terminated Property.

2.6.3 At each Closing, (i) the applicable Seller shall authorize and direct Escrow Agent to release and deliver to Buyer the documents required to be delivered to Escrow Agent by such Seller pursuant to **Section 6.6** and (ii) Buyer shall authorize and direct Escrow Agent to release and deliver to such Seller the applicable allocated Purchase Price for the applicable Property and the documents required to be delivered to Escrow Agent by Buyer pursuant to **Section 6.7**, the performance of which obligations shall be concurrent obligations and conditions. Each Closing shall occur with all deliveries required hereunder being made to Escrow Agent in accordance with escrow instructions consistent with the terms and conditions of this Agreement given by or on behalf of the applicable Seller and Buyer, respectively; whereby escrow arrangements mutually acceptable to the applicable Seller and Buyer shall allow that the applicable Seller, Buyer and their respective attorneys to consummate the Closing without being physically

present and to exchange closing documents through such escrow. TIME SHALL BE OF THE ESSENCE with respect to each party's obligation to effectuate the Closing on the Closing Date.

ARTICLE 3
TITLE AND SURVEY

3.1 Title and Survey.

3.1.1 Sellers shall make available to Buyer on or before the Effective Date hereof (i) a copy of its existing owner's title insurance policy for each Property, and (ii) the most recent survey of the Real Property of each Property in the possession of each Seller, which shall contain a written legal description of the applicable Property (each an "**Existing Survey**").

3.1.2 During the Due Diligence Period, Buyer may obtain for each Property a preliminary title report or commitment (the "**Preliminary Report**") from Escrow Agent (referred to herein in such capacity as, the "**Title Company**"), together with legible copies of all recorded encumbrances and exceptions to title. Buyer may, at its option, (i) conduct UCC searches covering each Seller and each Property (the "**UCC Searches**"), and (ii) with respect to each Property that meets all of the requirements of a Completed Property as of the Effective Date, in Buyer's sole discretion, order an update of each Existing Survey or a new ALTA as-built survey of the Real Property and Improvements by a licensed surveyor or registered professional engineer (each, a "**Survey**"). With respect to each Non-Completed Property as of the Effective Date, Buyer shall have the right to delay ordering a Survey with respect to such Property until such Property becomes a Completed Property and to order a Preliminary Report or an update to the Preliminary Report for any such Property in accordance with **Section 3.2.2**, and any Title Objections (as hereinafter defined) Buyer may have with respect to any such Property shall be made in accordance with **Section 3.2.2** below. All items sought or obtained pursuant to this **Section 3.1.2** shall be at the Buyer's sole expense.

3.2 Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination.

3.2.1 Delivery of Title Objection Notice: Completed Properties as of the Effective Date. With respect to each Property that meets all of the requirements for a Completed Property as of the Effective Date, on or prior to the expiration of the Due Diligence Period (defined below) (the "**Objection Period**"), Buyer may deliver to the applicable Seller a notice (the "**Title Objection Notice**") setting forth (i) any matters shown on the Preliminary Report, Survey or UCC Searches for each Property to which Buyer objects and requires be eliminated, (ii) any modifications, supplements or other modifications to the Preliminary Report or Survey with respect to any of the legal description, description of exceptions or other matters set forth in the Preliminary Report or Survey for each Property, and (iii) any endorsements or other affirmative title insurance coverage required to be included in the Title Policy for each Property (collectively, clauses (i), (ii) and (iii) herein shall be referred to hereinafter as the "**Title Objections**"); provided, however, that with respect to each Non-Completed Property as of the Effective Date, Buyer is permitted to provide Title Objections (as to each of the foregoing items (i), (ii) and (iii)) with respect to such Non-Completed Property following the expiration of the Objection Period in accordance with **Section 3.2.2**, it being recognized that Buyer will not order and obtain a Survey

for any of the Non-Completed Properties until the date that each such Property becomes a Completed Property in accordance with **Section 3.2.2**. Buyer may make its determination of whether any of the matters contained in the Preliminary Report, Survey or UCC Searches (as applicable) are appropriate or are objectionable in its sole discretion. With respect to Completed Properties as of the Effective Date, Buyer's failure to give the Title Objection Notice on or prior to the expiration of the Objection Period, shall be deemed to constitute Buyer's approval of all matters disclosed in the Preliminary Report, Survey, or UCC Searches (as applicable) with respect to a Property, and such matters shall constitute "**Permitted Exceptions**"; provided, however, that in no event shall a Monetary Lien (as hereinafter defined) constitute a "Permitted Exception".

3.2.2 Delivery of Title Objection Notice: Non-Completed Property as of Effective Date. Buyer shall have the right to first order and obtain a Survey, a Preliminary Report or to update the Preliminary Report, and UCC Searches for any of the Non-Completed Properties as of the Effective Date upon the date that each such Property becomes a Completed Property. With respect to each Property that is a Non-Completed Property as of the Effective Date, Buyer shall have the right to deliver to Seller a Title Objection Notice setting forth any Title Objections not later than the date that is forty-five (45) days after the date that such property becomes a Completed Property (such period for each Non-Completed Property as of the Effective Date being referred to herein as the "**Non-Completed Property Objection Period**"). Buyer's failure to give the Title Objection Notice for any Non-Completed Property on or prior to the expiration of the Non-Completed Property Objection Period, shall be deemed to constitute Buyer's approval of all matters disclosed in the Preliminary Report, Survey, or UCC Searches (as applicable) with respect to any such Property, and such matters shall constitute "**Permitted Exceptions**"; provided, however, that in no event shall a Monetary Lien (as hereinafter defined) constitute a "Permitted Exception". For the avoidance of doubt, Buyer shall not be required to provide a Title Objection Notice for any Non-Completed Property as of the Effective Date prior to the expiration of the Non-Completed Property Objection Period.

3.2.3 If Buyer delivers a Title Objection Notice in accordance with either **Section 3.2.1** or **3.2.2** above, the applicable Seller may, within fifteen (15) Business Days following the receipt of any Title Objection Notice, provide Buyer with written notice of the applicable Seller's election of whether or not to remove or otherwise cure to Buyer's satisfaction the Title Objections in such Title Objection Notice prior to the applicable Closing (each a "**Seller Response Notice**"); provided, however, and notwithstanding Buyer's inclusion or lack thereof in any Title Objection Notice, each Seller shall be obligated to eliminate all existing liens secured by mortgages, deeds of trust, security deeds or deeds to secure debt or similar instruments encumbering each Property, mechanics' liens not caused by Buyer or its agents as a result of Buyer's inspections pursuant to the terms of this Agreement, judgment liens not caused by Buyer or its agents as a result of Buyer's inspections pursuant to the terms of this Agreement, and delinquent taxes (collectively, "**Monetary Liens**") and any exceptions created or consented to by a Seller after the Effective Date unless approved in writing by Buyer, which such Seller shall cause to be released at the applicable Closing. Except as otherwise expressly set forth herein, Sellers shall not be obligated to cure any objection by Buyer. Further, with respect to mechanics' liens, if a Seller is contesting the validity or amount of any such lien in good faith, then in lieu of satisfying any such lien, such Seller shall have the right to cause the Title Company to insure over such lien in the Title Policy by bonding, deposit of funds, or otherwise. If a Seller fails to provide a Seller Response Notice to any Title Objection Notice within the fifteen (15) Business Day period

set forth above, such Seller shall be deemed to have delivered a Seller Response Notice electing not to cure and remove any Defects identified by Buyer in the applicable Title Objection Notice. If a Seller's Response Notice does not elect to cure all items contained in any Title Objection Notice or a Seller fails to provide Seller's Response Notice within the fifteen (15) Business Day period above, then Buyer may elect, in its sole discretion, to either (i) terminate this Agreement with respect to each Property that is the subject of Title Objections that a Seller has elected (or is deemed to have elected) not to cure, in which event each such Property shall be a Terminated Property, and Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer and the provisions of **Section 10.22** shall apply with respect to each such Terminated Property, or (ii) waive in writing its prior disapproval of such item for any such Property and accept title subject to such previously disapproved items by delivering notice of Buyer's election to the applicable Seller within fifteen (15) Business Days following the receipt of the Seller Response Notice or Seller's failure to respond within the fifteen (15) Business Day timeframe set forth above, in which event such items shall be deemed "**Permitted Exceptions**" (excluding, for the avoidance of doubt any Monetary Liens). If Buyer fails to proceed under either item (i) or (ii) of the preceding sentence, Buyer shall be deemed to have elected to accept all such items as set forth in item (ii).

3.2.4 Whether or not Buyer shall have furnished to a Seller any Title Objection Notice pursuant to **Section 3.2.1** or **3.2.2**, Buyer may, on or prior to each Closing Date, obtain updates of the Preliminary Report and Survey applicable to the Property that is the subject to such Closing, and Buyer may notify Seller in writing of any objections to title and survey first raised by (i) the Surveyor between the effective date of the Survey for such Property and such updated Survey, or (ii) the Title Company between the effective date of the Preliminary Report for such Property and such updated Preliminary Report. With respect to any objections to title and survey set forth in any such notice, Seller shall have the same option to cure, and Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement with respect to the Property subject to such new title or survey matters as those which apply to any Title Objection Notice made by Buyer before the expiration of the Objection Period or Non-Completed Property Objection Period, as applicable; provided, however, that Seller shall be required to remove all Monetary Liens. If Seller elects to attempt to cure any such matters, the date for the applicable Closing shall be automatically extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed thirty (30) days after the date for such Closing set forth in **Section 2.6**.

3.2.5 If, on or prior to a Closing, a Seller fails to cure and remove each of the Title Objections that such Seller expressly agreed to cure and remove (pursuant to a Seller's Response Notice), Buyer may, at its option and by delivery of written notice to such Seller on or prior to the Closing, either (A) terminate this Agreement with respect to the applicable Property in which event such Property shall be a Terminated Property, Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer and the provisions of **Section 10.22** shall apply with respect to such Terminated Property, or (B) proceed to the applicable Closing and accept title to the applicable Property subject to those Title Objections that such Seller has failed to cure. Notwithstanding the foregoing, each Seller shall be obligated to cure and remove and cure all Monetary Liens applicable to each Property at or prior to Closing of such Property, provided, however, that with respect to mechanics' liens, if a Seller is contesting the validity or amount of any such lien in good faith, then in lieu of satisfying any such lien, such Seller shall

have the right to cause the Title Company to insure over such lien in the Title Policy by bonding, deposit of funds, or otherwise.

3.3 Required Title Condition. At each Closing, Seller shall convey to Buyer good and marketable, indefeasible fee simple title to each Property free and clear of all liens and encumbrances, subject only to the following permitted encumbrances applicable to such Property: (a) current, non-delinquent real estate taxes and assessments to the extent not yet due and payable; (b) Permitted Exceptions; (c) the Government Lease and the rights of Government thereunder; and (d) any other matters expressly approved in writing by Buyer or deemed approved by Buyer pursuant to **Section 3.2.3** (the "**Required Title Condition**").

ARTICLE 4
INSPECTION, DUE DILIGENCE PERIOD AND FINANCING PERIOD

4.1 Access.

4.1.1 From and after the Effective Date through each Closing Date (but in all events subject to Government's rights under the Government Leases at each Property), Buyer, personally or through its authorized agent or representatives, shall be entitled, upon at least three (3) Business Days' advance written notice to the applicable Seller or Seller's agent and upon the applicable Seller receiving approval for such entry from Government, if required (provided, such Seller will use commercially reasonable efforts to obtain Government's approval to Buyer's entry within such three (3) Business Day period following such Seller's receipt of Buyer's written request to enter each Property), to enter upon each Property during normal business hours and shall have the right to make such investigations, including tenant interviews (with Government or Government's designated representative(s) or designated contracting officer) and interviews of the General Contractor and its employees directly responsible for completing the Improvements for each Property, provided such Seller shall have prior notice of all such interviews and shall have the right to have a representative present at such interview, property condition report, appraisals, non-invasive engineering studies, non-invasive soil tests, non-invasive environmental studies and underwriting analyses, as Buyer deems necessary or advisable and as allowed hereunder; provided, however, each Seller and its representatives, agents, and/or contractors shall have the right to be present during any of the Buyer investigations, which representatives shall be made reasonably available for such purposes; and provided further, that Buyer or its agents or representatives shall be required to go through all standard security patrol required by Tenant or the on-site local manager of the facility. Each Seller shall use reasonable efforts to cause the applicable General Contractor for each Non-Completed Property to reasonably cooperate with Buyer's jobsite visits and inspections while each such Property remains under construction. Buyer shall have the right (at Buyer's sole expense) to conduct a standard Phase I environmental site assessment at each Property. With respect to each Property, Buyer must obtain the applicable Seller's prior written approval of the scope and method of any environmental testing or investigation (other than a standard Phase I environmental site assessment) and any inspection which would materially alter the physical condition of each Property, prior to Buyer's commencement of such inspections or testing, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall keep any and all matters disclosed by any environmental assessment confidential, not to be released to any third party (except Buyer's accountants, lawyers and other professionals engaged

in the performance of due diligence with respect to the Property) unless authorized by the applicable Seller or required by law. Buyer's activities at each Property shall be conducted in such a manner so as not to unreasonably interfere with the occupancy of Government or its employees, licensees or invitees. Buyer shall, at Buyer's sole cost and expense, restore any damage or destruction to each Property occurring as a result of any act or omission of Buyer or its agents by reason of such tests, studies or investigations (recognizing that mere disclosure or discovery of existing conditions shall not give rise to any obligation of Buyer hereunder). Buyer hereby agrees to indemnify and hold the applicable Seller (and such Seller's agents, advisors, partners, members, owners, officers and directors, as the case may be) harmless from and against any losses, damages, injuries, claims, or causes of action, liabilities and expenses (including reasonable legal fees and expenses) arising from (i) the breach of Buyer's obligations set forth in this **Section 4.1.1** or (ii) the presence on each Property of Buyer or Buyer's agents or independent contractors, including without limitation, any physical damages or injuries to people or property and any mechanics' or materialmen's liens asserted against each Property by any party performing services or providing materials on behalf of Buyer or its agents or contractors, excluding, however, any costs, liabilities or damages attributable to each Seller's gross negligence or willful misconduct or costs liabilities or damages arising or occurring from or in connection with the mere disclosure or discovery of existing conditions on each Property (as opposed to conditions that are caused, disturbed or exacerbated by Buyer), and, in no event shall Buyer be liable for any consequential, punitive or special damages. In addition, in conducting its inspections, Buyer (and any person acting on behalf of Buyer) shall: (a) comply with all applicable laws, codes and regulations with respect to the applicable Property; (b) promptly pay when due the costs of all inspections done with regard to the Property; and (c) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder. The provisions of this **Section 4.1.1** shall survive the Closing or termination of this Agreement.

4.1.2 With respect to each Property, at least three (3) Business Days prior to any entry and inspection (or such longer period as may be required by the terms of the applicable Government Lease), Buyer shall: (a) deliver to the applicable Seller written notice of its intention to enter the applicable Property to conduct such inspection and the proposed time of such entry (the applicable Seller shall have the right to reasonably approve such timing and shall have the right to have one or more of its agents or representatives accompany Buyer and Buyer's representatives at all times while Buyer or Buyer's representatives are on the applicable Property); (b) provide the applicable Seller with a certificate of insurance from Buyer and Buyer's representatives inspecting the applicable Property (from an insurance carrier licensed to conduct business in the State in which the applicable Property is located) evidencing the existence of (i) commercial general liability insurance, in an amount not less than One Million and No/100 US Dollars ($1,000,000.00) combined limits for any injuries, deaths or property damage sustained as a result of any one accident or occurrence, (ii) worker's compensation insurance at statutory limits, and (iii) employer's liability insurance in an amount not less than One Million and No/100 US Dollars ($1,000,000.00) for each accident, disease per employee and disease policy limit. The commercial general liability insurance shall name the applicable Seller and its property manager, if any, as additional insureds. Notwithstanding the foregoing, Buyer shall in no event be responsible for any liabilities or conditions existing at any Property which might cause expenses, claims or causes of action against Seller which are merely disclosed or discovered (as opposed to conditions that are caused, disturbed or exacerbated by Buyer) on such Property during any such

inspection or investigation. The provisions of this **Section 4.1.2** shall survive the Closing or termination of this Agreement for any reason.

4.2 Due Diligence Period. With respect to each Property, and subject to compliance with the terms and conditions of **Section 4.1** above, Buyer shall have the period (the "**Due Diligence Period**") commencing on the Effective Date, and ending at 5:00 PM (Eastern) on the date that is forty-seven (47) days after the Effective Date (provided that if such date is not a Business Day, the next Business Day immediately following such forty-seven (47) day period), to physically inspect each Property, review the economic data, underwrite the Government as tenant under the Government Leases and review the Government Leases and any supplements or amendments thereto, conduct appraisals, perform examinations of the physical condition of the Improvements, examine each Property for the presence of Hazardous Materials (as defined below), and to otherwise conduct such due diligence review of the Property and all of the items to be furnished by Sellers to Buyer pursuant to **Section 4.3** below, and all records and other materials related thereto as Buyer deems appropriate. For the avoidance of doubt, the Due Diligence Period shall expire on the same date for each Property.

4.3 Items to be Provided by Seller. On or before the Effective Date, each Seller shall deliver to Buyer complete copies (in electronic form via an online data room) for each Property of all of the information set forth on **Exhibit "D"** attached hereto and incorporated herein that are in Seller's possession or control or are reasonably accessible, without cost or expense, to each Seller or each Seller's property manager (collectively, the "**Due Diligence Documents**"). Notwithstanding anything contained herein to the contrary, Sellers shall not be required to deliver to Buyer (I) any confidential internal memorandum or other proprietary information of Sellers with respect to the Property, (II) any appraisals of the Property, (III) any reports or studies relating to the Property prepared or performed on a Seller's behalf by third parties which, pursuant to their terms, are privileged, confidential or proprietary, (IV) copies or originals of Sellers' Construction Contracts, and (V) any loan documents of Sellers or any correspondence between Sellers and Sellers' lenders. Each Seller agrees to notice and make promptly available to Buyer (in no event later than two (2) Business Days after such material becomes available to Seller) any new material Due Diligence Documents as it becomes available, including without limitation revisions to the plans and specifications of the Improvements that may be required by Government in accordance with the Government Leases. Where audited financial statements are required, to the extent a Seller does not have audited financial statements, Buyer shall have the right (but not the obligation), at its sole cost and expense, to have its auditor conduct an audit of the property financial statements and other information. Where financial statements are required to be prepared in accordance with generally accepted accounting principles (GAAP), to the extent a Seller does not have such financial statements, Buyer shall have the right (but not the obligation), at its sole cost and expense, to have its accountants prepare such Seller's financial statements in accordance with GAAP. In addition to the foregoing, with respect to each Property, Sellers shall, without cost or expense to Sellers, (i) reply to any inquiries from Buyer concerning any contact information in Sellers' possession for any party holding a restrictive covenant, easement, declaration or other matter of record, (ii) permit Buyer to contact such parties provided Buyer provides advance written notice to the applicable Seller and such Seller has the right to be present for any communications, (iii) reasonably cooperate with Buyer's efforts to obtain a Statement of Lease from the Government, and (iv) upon Buyer's written request, provide Buyer with a copy of property inspection reports from the Government for any or all Properties to the extent that each Seller has

received a property inspection report from the Government for the applicable Property. If this Agreement is terminated by either party before the Closing with respect to any Terminated Property for any reason, Buyer shall promptly return to Sellers copies of all Due Diligence Documents provided by Sellers to Buyer for each such Terminated Property. Each Seller makes no representation or warranty as to the accuracy or correctness of any information contained within the Due Diligence Documents and Buyer acknowledges and agrees that Buyer is responsible under this Agreement for making, and shall rely solely and exclusively upon, its own independent inspections and evaluations of the Property and the income potential thereof by Buyer's own separate and independent means. Each Seller shall use reasonable efforts to cause the consultant(s) that prepared third-party diligence reports for each Property, and any consultant that prepared or prepares any other report with respect to such Property for each Seller, to deliver to Buyer a reliance letter permitting Buyer to rely on such reports in form and content reasonably acceptable to Buyer, provided that, if any such consultant requires the payment of a fee or charge for the issuance of a reliance letter, Sellers shall not be obligated to deliver such reliance letter to Buyer unless Buyer pays such fee or charge.

4.4 Possible Early Termination. Buyer shall have the right to approve in Buyer's sole and absolute discretion, each Property, the Due Diligence Documents, the Preliminary Reports, any Supplemental Reports, the Surveys, the UCC Searches, or any other matter whatsoever regarding each Property. On or before the expiration of the Due Diligence Period, Buyer may provide written notice (each an "**Approval Notice**") to the Sellers and Escrow Agent that Buyer has approved all of the Properties. At any time prior to the expiration of the Due Diligence Period, for any reason or no reason, Buyer may provide written notice to Sellers and Escrow Agent electing to terminate this Agreement in its entirety ("**Disapproval Notice**"). Upon the giving of a Disapproval Notice, this Agreement shall automatically terminate, and Escrow Agent shall promptly return the full Deposit to Buyer. In the event Buyer fails to provide an Approval Notice or a Disapproval Notice prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have delivered the Approval Notice. The terms and conditions of this Section 4.4 shall be subject to the terms and conditions of Section 10.26.1 below.

4.5 Intentionally omitted.

4.6 Notwithstanding anything herein to the contrary, following the expiration of the Due Diligence Period and upon the date that each Non-Completed Property as of the Effective Date becomes a Completed Property, Buyer shall have the right to (i) obtain a reliance letter for any environmental investigations and testing or analysis reports with respect to the environmental condition of each Property that are in the possession or control of Seller (collectively, the "**Environmental Reports**") or, provided that Buyer obtained a new environmental report during the Due Diligence Period, obtain a new or updated environmental report (including the Phase I report for a Property) (any such update or new report, a "**Buyer's Environmental Update**"), (ii) obtain a zoning report for the applicable Property (iii) obtain a report regarding the applicable Property's compliance with building and other codes and laws, (iv) obtain a property condition assessment with respect to the applicable property, (v) review the documents and information delivered to Buyer pursuant to **Section 4.7**, and (vi) obtain current UCC, judgment, pending litigation, bankruptcy, and tax lien searches with respect to Seller (collectively, "**Due Diligence Updates**"). In the event any Due Diligence Update reveals a matter that materially adversely affects the value of the Property or Seller's ability to perform its obligations under this Agreement,

Buyer shall notify Seller in writing of such unsatisfactory matter within the next Business Day following the date that is forty (40) days following the date that the applicable property became a Completed Property (and the applicable Closing Date shall be extended to the extent necessary to afford such period); provided, however, that any Title Objection Notice for each Property that is a Non-Completed Property as of the Effective Date pertaining to a Survey, Preliminary Report and UCC Search shall be provided by Buyer to Seller in accordance with **Section 3.2.2** and the parties rights and obligations with respect thereto shall be governed by the applicable provisions of **Article 3**. Sellers may elect, in its sole discretion, to cure, remediate or otherwise correct such unsatisfactory matters for items (i) through (vi) above by delivering written notice to Buyer of such election within fifteen (15) Business Days following receipt of Buyer's written notice (and the applicable Closing Date shall be extended to the extent necessary to afford such fifteen (15) Business Day period). If the applicable Seller elects to cure such unsatisfactory matter, such Seller shall have the right to extend the applicable Closing Date in order to effect same, but no such extension may exceed thirty (30) days in the aggregate. If the applicable Seller fails to deliver written notice that it elects to cure, remediate or otherwise correct an unsatisfactory matter within the fifteen (15) Business Day period set forth above, or if having elected to cure, remediate or otherwise correct an unsatisfactory matter, Seller fails to so cure, remediate or correct such matter to Buyer's reasonable satisfaction as of the applicable Closing Date, Buyer may elect, in Buyer's sole discretion, by written notice to Seller given within three (3) Business Days following the expiration of such fifteen (15) Business Day period, either (i) to proceed with the applicable Closing without the cure, remediation or other correction of such unsatisfactory matter, or (ii) terminate this Agreement with respect to such Property with such unsatisfactory matter, in which event such Property shall be a Terminated Property, Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer, and the provisions of **Section 10.22** shall apply with respect to such Terminated Property. If Buyer fails to timely notify Seller of its election pursuant to the preceding sentence, Buyer shall be deemed to have elected alternative (i) above.

4.7 Seller Supplements to Due Diligence Documents. To the extent any of the Due Diligence Documents are not available as of the Effective Date to be delivered to Buyer, then Sellers shall provide such additional Due Diligence Documents within two (2) Business Days when the same exists and comes into the possession or control of Sellers.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Sellers' Representations. Each Seller and, with respect to the representations and warranties in **Section 5.1.10**, Purple Heart Heroes LLC, a Delaware limited liability company ("**Purple Heart**"), warrants and represents to Buyer as of the Effective Date, which, subject to **Section 5.3.1** below, shall be deemed to have been made again as of each Closing as follows, subject to the qualifications and exceptions expressly set forth below:

5.1.1 Such Seller is a duly formed and validly existing limited liability company which is organized under the laws of the State of Delaware and, to the extent required by law, qualified to conduct business in the State in which each Property is located. Such Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement

and all documents contemplated hereby by such Seller have been duly and validly authorized by all necessary action on the part of such Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which such Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby do not and shall not (with or without due notice or lapse of time or both) conflict with or violate any law or governmental order applicable to such Seller or the Properties.

5.1.2 Such Seller has good and indefeasible fee simple record title to each Property, which, as of the applicable Closing Date, shall be free of all Monetary Liens. Except for this Agreement, there is no outstanding agreement by such Seller to sell all or any part of any Property or any interest therein to any other person, firm or entity. Such Seller has obtained any and all consents of any creditor or other person or entity whatsoever which are required for such Seller to enter into this Agreement and to perform its obligations hereunder and consummate the sale and purchase transaction contemplated hereby.

5.1.3 Such Seller is not a "foreign person" within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the "**Code**").

5.1.4 Neither such Seller nor any of its affiliates, nor any of their respective partners, members, share Agents or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

5.1.5 No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by such Seller of this Agreement or the performance of its obligations hereunder.

5.1.6 There are no actions, suits or proceedings pending, or, to such Seller's knowledge, threatened (a) affecting such Seller, which if determined adversely, would affect its ability to perform its obligations hereunder; or (b) against any portion of any Property.

5.1.7 Such Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller's creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of such Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller's assets, (e) admitted in writing its inability to pay its

debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

5.1.8 To such Seller's knowledge, such Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting any Property except for the Government Leases applicable to each Property and except as provided in the Due Diligence Documents.

5.1.9 There is no pending, and to such Seller's knowledge, without further inquiry, there are no threatened or contemplated condemnation proceedings relating to any Property, and such Seller has received no written notice from any governmental agency or official or other entity having condemnation powers to the effect that any such proceeding is contemplated.

5.1.10 With respect to the Government Leases, (i) for the period prior to the novation of each Government Lease to the applicable Seller, Purple Heart represents and warrants, and (ii) for the period following the novation of each Government Lease to the applicable Seller, such Seller represents and warrants, as follows:

(a) Such Seller or Purple Heart, as applicable, is the "lessor" under the applicable Government Lease and owns unencumbered legal and beneficial title to such Government Lease and the rents and other income thereunder. To such Seller's or Purple Heart's, as applicable, knowledge, Government has not assigned its interest in such Government Lease or subleased any portion of the applicable Real Property. The Department of Veterans Affairs is the current tenant agency occupying the Improvements or is the tenant for which the Improvements are being constructed, as applicable. Other than such applicable Government Lease and the Licenses of each Property set forth in **Schedule 5.1.10(a)**, there are no leases, licenses (including Licenses) or other occupancy agreements encumbering each Property or any portion thereof. The Government (A) has not prepaid rent for more than the current month, (B) is not entitled to receive any rent concessions or similar concessions in connection with its tenancy under the applicable Government Lease that have not been paid or satisfied by Seller, and (C) is not entitled to any special work (not yet performed for, and accepted by, the Government) or consideration (not yet given to, and acknowledged by, the Government) in connection with its tenancy under the applicable Government Lease, unless the applicable Property is a Non-Completed Property, in which case the Government may be entitled to the construction of the applicable Improvements in accordance with such applicable Government Lease and any other work, services, or equipment requested in change orders, work orders or notices to proceed issued by the Government. Each Government Lease is in full force and effect, but, if a Property is a Non-Completed Property, the Government is not in possession of the leased premises and has not commenced payment of rent or any other charges under such Government Lease as of the Effective Date.

(b) Such Seller and Purple Heart have not received any notice of termination, default, or audit under any Government Lease. There are no existing or uncured defaults by Seller or Purple Heart, as applicable, or, to Seller's or Purple Heart's as applicable, knowledge, by the Government under any Government Lease, and no written notice has been sent to such Seller or Purple Heart, as applicable, or received by such Seller or Purple Heart, as applicable, describing an event which, with the passage of time, would constitute a so-called "event of default" on the part of the Government or such Seller or Purple Heart, as applicable, under any

Government Lease, other than a default notice setting forth a default that, as of the date of this Agreement, has been cured. Such Seller or Purple Heart, as applicable, has not received any notice from Government of any delays in completion of any tenant improvements under the Government Leases or claiming damages for delay in completion of any tenant improvements under the Government Leases, including without limitation, pursuant to Section 4.13 of the Government Leases. The Government has not asserted in writing to such Seller or Purple Heart, as applicable, any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to such Government Lease. No property inspection report completed by or on behalf of Government, its contractors or employees for each Property, to the extent that any Seller receives any such property inspection report for a Property, contains any deficiencies in the condition of the Property that have not been cured and/or will not be cured prior to Closing in accordance with **Section 6.4.5**. If a Property is a Completed Property, such Seller or Purple Heart, as applicable, has not received notice from the Government that any such Property or any portion thereof is not in full compliance with the terms and provisions of such Government Lease. The copy of each Government Lease previously delivered by such Seller or Purple Heart, as applicable, to Buyer or made available to Buyer is a true and complete copy of that Government Lease and the same has not been further amended, modified, or supplemented.

(c) If a Property is a Completed Property, the Government has not asserted in writing any claim which could adversely affect the right of the lessor to collect rent from the Government, and (B) if a Property is a Non-Completed Property, the Government has not asserted in writing any claim which would adversely affect the right of the lessor to collect rent from the Government once the Government's obligation to pay rent commences under the applicable Government Lease. Such Seller or Purple Heart, as applicable, has not delivered and does not intend to deliver, a notice terminating any Government Lease, such Seller or Purple Heart, as applicable, has not received any notice from the Government terminating such Government Lease, and to such Seller's or Purple Heart's, as applicable, knowledge, the Government has not threatened or stated its intention to vacate the premises at the end of the current term of any Government Lease.

(d) Except for such Seller's or Purple Hearts', as applicable, buildout responsibilities with respect to Non-Completed Properties and as set forth on **Schedule 5.1.10(d)** hereto, as of the Effective Date, there are no unspent or unpaid Tenant Inducement Costs with respect to any Government Lease or Licenses; provided, however, Seller shall update this Schedule at the applicable Closing to reflect the amount of remaining unspent or unpaid Tenant Inducement Costs at the time of such Closing.

(e) The parties hereby further acknowledge that Government may, after the Effective Date, request one or more additional change order requests for work that is not currently contemplated by the Government Leases for any Non-Completed Property ("**Future Change Order Requests**"). In the event such Seller or Purple Heart, as applicable, receives a Future Change Order Request from Government for any such Government Leases, such Seller shall promptly send a copy to Buyer and Buyer and such Seller and Purple Heart shall address any such Future Change Order Requests in accordance with the Change Order Approval (hereinafter defined) process set forth in **Section 5.4.1**.

5.1.11 The Service Agreements listed on **Exhibit "C"**, the Construction Contracts to which such Seller is a party listed on **Exhibit "F"** and the Licenses listed on **Schedule 5.1.10(a)** are all of the agreements concerning the upkeep, repair, operation, management, and maintenance of such each Property and all of the Licenses affecting such Property as are in effect as of the Effective Date. Such Seller has delivered to Buyer a true, correct and complete copy of each Service Agreement and each License. To such Seller's knowledge, no material default, delinquency or breach exists on the part of any contractor, licensee or other third party under those Service Agreements, Construction Contracts or Licenses. There are no material defaults or breaches on the part of such Seller under any of the Service Agreements, Construction Contracts or Licenses. All amounts due and payable under such Service Agreements and Construction Contracts have been paid in full or will be paid in full at the applicable Closing, or the parties will prorate any charges due and payable with respect to the Service Agreements such that following such Closing Buyer is only responsible for charges accruing from and after the applicable Closing Date; except that with respect to the Construction Contracts, all amounts due thereunder shall be fully paid as of Closing, except for Punch List items, the costs of which are provided for in **Section 5.6(c)**.

5.1.12 As of Closing, such Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with any Property that is required for the operation, occupancy and the Government's intended use of the Property.

5.1.13 Such Seller has made available to Buyer all Environmental Reports. To such Seller's knowledge (except that such Seller shall provide notice to Buyer of new conditions of which such Seller becomes aware following the Effective Date hereof) or as otherwise set forth in the Environmental Reports, other than certain contamination at the Everett Property (such contamination, as more particularly identified as a Recognized Environmental Condition in the Phase I Environmental Assessment Report dated March 31, 2021 by Partner Engineering and Science, Inc. covering the Everett Property, is hereinafter referred to the "**Everett Contamination**.") and certain asbestos abatement performed or to be performed at the Durham Property (the "**Durham Property Asbestos Abatement**") and the Perry Property (the "**Perry Property Asbestos Abatement**"), there are no Hazardous Materials stored on, incorporated into, located on, present in or used on any Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the date of this Agreement or, upon the Close of Escrow hereunder, in existence on the Close of Escrow. For purposes of this Agreement, the term "Hazardous Materials" shall mean any substance which is or contains: (i) any "hazardous substance" as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("**CERCLA**") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("**RCRA**") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any substance that is or becomes defined as a "hazardous substance," "hazardous waste," "solid waste," "pollutant," "contaminant," or "toxic substance" and any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic, in each

case, under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which each Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of each Property, each Property or the use of each Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). Notwithstanding the foregoing, to such Seller's knowledge, during the period of such Seller's ownership of each Property, such Seller has neither used, discharged, stored, located on nor permitted the use, discharge, storing or location by others of any Hazardous Substances on any Property.

5.1.14 To such Seller's knowledge, there are no undisclosed or unrecorded claims pending or unpaid bills that would result in the creation of any lien on any Property for any improvements completed or in progress, including, but not limited to water, sewage, street paving, electrical or power improvements or any off-site improvements (other than customary construction agreements, which, except as set forth herein, will be satisfied in full before the Closing Date).

5.1.15 Such Seller has received no written notices or requests from any insurance company issuing any policy of insurance covering each Property requesting the performance of any work with respect to any Property or the Improvements located thereon which has not been fully complied with or will be complied with as of the Closing Date.

5.1.16 Reserved.

5.1.17 Such Seller has delivered to Buyer true and correct copies of certificates of insurance evidencing insurance policies with respect to each Property are currently in effect.

5.1.18 Such Seller has not received any written notification from any governmental or public authority (i) that any Property or any portion thereof is in violation of any applicable fire, life safety, Americans with Disabilities Act, health, building, use, occupancy or zoning laws where such violation remains outstanding and will not be cured prior to the Closing Date or (ii) that any work is required to be done upon or in connection with such Property or any portion thereof, where such work remains incomplete and will not be complete prior to the Closing Date. To such Seller's knowledge, each Property and all portions thereof are free and clear of any violations of any local, state and federal laws, ordinances and governmental regulations, including but not limited to building, safety, zoning or health ordinances, statutes or regulations, and such Property's current or contemplated use does not violate any local, state and federal laws, ordinances and governmental regulations, including but not limited to building, safety, zoning or health ordinances, statutes or regulations building or zoning laws, ordinances and regulations. To such Seller's knowledge, there is no threatened or actual cancellation or suspension of any certificates of occupancy for any portion of any Land or the Improvements. To such Seller's knowledge, none of the Properties are in material violation of any recorded covenants, conditions or restrictions encumbering such Property. With respect to each Property that is a Non-Completed Property, the representations stated in this **Section 5.1.18** must only be true and correct as of the applicable Closing Date and is not applicable as of the Effective Date.

5.1.19 Such Seller has not received any written request from a governing authority to convey any private utilities system to a public utilities system or vice versa in connection with any of the Properties. To such Seller's knowledge, There are no deferred infrastructure payments associated with utilities serving any of the Properties.

5.1.20 There are no taxes, charges or assessments of any nature or description arising out of the conduct of Seller's business or the operation of each Property that would constitute a lien against any Property and that will be unpaid at the applicable Closing Date or not paid from such Seller's closing proceeds, except for the lien of ad valorem property taxes for the year in which the Closing occurs. To such Seller's knowledge, except for anticipated rollback taxes at the Florence Property, there are no rollback taxes or similar taxes or assessments, including any taxes in conjunction with rezoning or change in permitted use applicable to any Property.

5.1.21 To such Seller's knowledge, no person, firm or entity has any rights to acquire or to lease all or any portion of any Property or otherwise to obtain any interest therein and there are no outstanding options, rights of first refusal or negotiation, rights of reverter or rights of first offer relating to any Property or any interest therein.

5.1.22 Reserved.

5.1.23 With respect to each Property that is a Completed Property, the operating statements of income and expense of such Seller provided to Buyer are true, complete and correct, and fairly and accurately reflect the income and expenses of the operation of the Property for the periods reflected thereby in all material respects. With respect to each Property that is a Non-Completed Property, there are no existing operating statements of income and expense of such Seller that reflect the income and expenses of the operation of such Property.

5.1.24 Such Seller has not received any written notice from the holder of any mortgage presently encumbering any of the Property, any insurance company which has issued a policy with respect to any Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any Property or the construction or manner of construction of such Property's Improvements or suggesting or requesting the performance of any repairs, alterations or other work to any Property. With respect to each Property that is a Non-Completed Property, the representations stated in this **Section 5.1.24** must only be true and correct as of the applicable Closing Date and is not applicable as of the Effective Date.

5.1.25 With respect to the Completed Properties only, such Seller has delivered to Buyer true, correct and complete copies of the warranties applicable to each such Property as listed on **Schedule 5.1.25** attached hereto and made a part of this Agreement (the "**Warranties**"). To Sellers knowledge, the Warranties are the only warranties granted to such Seller which relate to the operation or construction of each such Property and which have not been assigned to the Government. Those Warranties are in full force and effect. To Seller's knowledge, there are no current defaults of such Seller under the Warranties and such Seller has made no claims under any of the Warranties. With respected to the Non-Completed Properties, such Seller will deliver to Buyer true, correct and complete copies of all warranties applicable to such Property prior to each Closing.

5.1.26 Such Seller has provided Buyer with (or access to) true, correct and complete copies of all material Due Diligence Documents with respect to each Property. Such Seller has not deliberately or intentionally removed, omitted, or redacted any information from the Due Diligence Documents provided to Buyer except as specifically identified to Buyer in writing identifying the basis for such removal, omissions or redaction.

5.1.27 Except as shown in the applicable Preliminary Report and applicable Government Leases or in the Due Diligence Documents, such Seller has not granted any, and to such Seller's knowledge, there are no, right of way agreements, ingress/egress agreements, easement agreements, access agreements, parking agreements, signage easements or agreements or other agreements affecting any Property or involving off-site facilities serving any Property.

For each Seller, Steve Cody is the party most knowledgeable about the Property (the "**Seller Knowledge Party**"). As used herein, the phrase "to Seller's knowledge" and such other similar phrases shall mean the current, actual knowledge of the Seller Knowledge Party, but without any obligation to investigate or review any files or other information in the possession or otherwise available to any Seller, or make inquiries of other persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Subject to the foregoing, neither the actual, present or conscious knowledge of any other person, nor the constructive knowledge of the Seller Knowledge Party or of any other person, shall be imputed to the Seller Knowledge Party. The Seller Knowledge Party is not party to this Agreement and shall not be subject to any personal liability hereunder.

For Purple Heart, Steve Cody is the party most knowledgeable about the Property (the "**Purple Heart Knowledge Party**"). As used herein, the phrase "to Purple Heart's knowledge" and such other similar phrases shall mean the current, actual knowledge of the Purple Heart Knowledge Party, but without any obligation to investigate or review any files or other information in the possession or otherwise available to any Purple Heart, or make inquiries of other persons or take any other actions in connection with any of the representations and warranties contained in this Agreement. Subject to the foregoing, neither the actual, present or conscious knowledge of any other person, nor the constructive knowledge of the Purple Heart Knowledge Party or of any other person, shall be imputed to the Purple Heart Knowledge Party. The Purple Heart Knowledge Party is not party to this Agreement and shall not be subject to any personal liability hereunder.

5.2 Buyer's Representations. Buyer makes the following representations and warranties to Seller that:

5.2.1 Buyer is a duly formed and validly existing limited partnership under the laws of the State of Delaware, and Buyer is qualified or will be qualified prior to the applicable Closing to conduct business in the State of in which the applicable Land is located.

5.2.2 Buyer has full right, power and authority and is duly authorized to enter into this Agreement and to perform each of these covenants to be performed by it hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2.3 The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer.

5.3 Survivability of Representations and Warranties; Subsequent Changes.

5.3.1 Survival of Sellers' and Purple Heart's Representations and Warranties.

(a) The representations and warranties of each Seller and of Purple Heart set forth in this Agreement ("**Sellers' Representations**") are remade as of the applicable Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the applicable Closing for a period of twelve (12) months (the "**Survival Period**").

(b) Subject to the provisions of this **Section 5.3.1(b)**, Buyer and its officers, directors, employees, members, shareholders, representatives and agents (collectively, the "**Buyer Indemnified Parties**") shall be indemnified and held harmless by each Seller from and against any liens, claims, causes of action, damages, liabilities and expenses including reasonable attorneys' fees (collectively, "**Losses**") which the Buyer Indemnified Parties suffer, sustain or become subject to as a result of: (i) any breach of such Sellers' Representations by the applicable Seller (or by Purple Heart with respect to the applicable Seller's Property); and (ii) the breach of any covenant of Seller in this Agreement that survives the Closing (including, without limitation, the reconciliations required to be made pursuant to **Section 6.8** of this Agreement). Notwithstanding the foregoing, Buyer Indemnified Parties shall not be entitled to indemnification with regard to the foregoing unless, (A) written notice containing a description of the specific nature of such breach shall have been delivered to the Seller in accordance with **Section 10.7** prior to the expiration of the Survival Period for the applicable Property, (B) Buyer did not have actual knowledge (without any duty of investigation or inquiry beyond review of the Due Diligence Documents) prior to the Closing for the applicable Property that the Sellers' Representations of the subject Seller or Purple Heart was inaccurate, untrue or incorrect and nonetheless proceeded to Closing, and (C) the amount for which indemnification would otherwise be payable to the Buyer Indemnified Parties with respect to any Property exceeds Fifty Thousand Dollars ($50,000) in the aggregate (the "**Threshold Amount**"), and, in such event such right of indemnification for Losses shall be for every dollar for which indemnification would be due hereunder without regard of the Threshold Amount (e.g., the applicable Seller will be liable for all matters from dollar one). Each of the Sellers' Representations for an applicable Property shall automatically be null and void and of no further force and effect after the Survival Period for the applicable Property unless, prior to the end of the Survival Period, Buyer has delivered the notice required under part (A) of the preceding sentence. The aggregate liability with respect to any claims for indemnification pursuant to this **Section 5.3.1(b)** shall be limited to, and shall not exceed, an amount equal to four percent (4%) of the Purchase Price allocated to such Property on **Schedule 2.3** (the "**Cap**"), and in no event may Buyer recover from all Sellers and all Properties, an aggregate amount in excess of four percent (4%) of the Aggregate Purchase Price (the "**Aggregate Cap**"). The Threshold Amount and Cap applies to each Seller and each Property, so that (i) in order for the Buyer Indemnified Parties to be entitled to recovery from a Seller for any Losses that arise from a Seller or a Property, Buyer must have suffered aggregate Losses in an amount at least equal to the Threshold Amount, and (ii) the Buyer Indemnified Parties may not recover from a Seller any Losses with respect to any one (1) Property in excess of the Cap applicable to such Property or

from Sellers collectively any Losses in the aggregate in excess of the Aggregate Cap. Notwithstanding the foregoing provisions of this **Section 5.3.1(b)**, in no event shall the Survival Period, Threshold Amount, Cap or Aggregate Cap be applicable to any Sellers' obligations that survive Closing pursuant to **Section 6.8**, **Section 9** or **Section 10.8**, any representation and warranty set forth in **Section 5.1.1**, **Section 5.1.2**, or **Section 5.1.6** and in no event shall any recoveries or payments received by Buyer by reason of any of the foregoing Sections apply towards the Cap or the Aggregate Cap. Further, notwithstanding anything herein to the contrary, the Threshold Amount, Cap and the Aggregate Cap shall not apply to any Losses resulting from Seller's fraud or intentional misrepresentations. For the purposes of clarity and the avoidance of doubt, in the event of a breach of a Sellers' Representation by Purple Heart, the Seller with respect to the applicable Property shall be responsible for such breach under this **Section 5.3** in lieu of Purple Heart.

(c) In order to support Seller's indemnification obligations under **Section 5.3.1(b)**, Seller agrees to maintain liquid funds from and after each Closing in an amount at least equal to the Cap for the Survival Period applicable to such Closing, provided that in the event that Buyer properly notifies Seller during the Survival Period of a claim for which it seeks indemnification pursuant to **Section 5.3.1(b)**, then the Seller shall continue to hold such required liquid funds until such time as such claim has been finally resolved (provided that the foregoing liquid funds requirement shall be reduced, if applicable, to an amount equal to the lesser of (i) the aggregate of the amounts of all claims so made by Buyer against Seller during the applicable Survival Period, and (ii) the Cap). Seller is permitted to hold the minimum required liquid funds in an interest bearing account or to invest such funds in marketable securities listed on a national exchange, with the earnings on the same being the sole property of the Seller.

(d) Notwithstanding anything to the contrary in this Agreement, each Seller shall have the right to amend or supplement any disclosure schedules and/or create new disclosure schedules with respect to Sellers' Representations from time to time without Buyer's consent to the extent that such amendment or supplement arises solely with respect to facts or circumstances first arising after the Effective Date that do not constitute or arise out of the breach by any Seller of its obligations hereunder, and in each case are needed to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, by providing a written copy of such amendment or supplement to Buyer. If at any time after the Due Diligence Period and prior to the Closing for a Property (i) Sellers make any such amendment or supplement with respect to facts or circumstances not caused by Buyer's actions or omissions in breach of this Agreement (each, a "**New Disclosure Item**"); and (ii) such New Disclosure Item would reasonably be expected to result in a material adverse effect with respect to Seller's ability to perform under this Agreement or on the applicable Property or would otherwise result in a failure of the condition to Closing set forth in this Agreement, then Seller shall use commercially reasonable efforts to cure the fact or circumstance giving rise to such New Disclosure Item within ten (10) Business Days following the delivery to Buyer of the New Disclosure Item (the "**Rep Breach Cure Period**"), and the Closing shall be adjourned as necessary during the Rep Breach Cure Period (such Adjournment not to exceed ten (10) Business Days). In the event Seller shall not cure the fact or circumstance giving rise to the New Disclosure Item to the reasonable satisfaction of Buyer prior to the expiration of the Rep Breach Cure Period, then Buyer and Seller shall for another period of up to ten (10) Business Days (with a corresponding period of adjournment) make good faith efforts to address the uncured New Disclosure Item in a manner consistent with the intent of

the transactions contemplated by this Agreement and document same in an amendment to this Agreement (a "**Modification Agreement**"). If the parties execute a Modification Agreement, then Buyer shall proceed with Closing and acquire the Property on the terms set forth in this Agreement, as amended by the Modification Agreement, and Buyer shall waive any claims hereunder with respect to such New Disclosure Item. In the event the parties shall not execute a Modification Agreement after such 10 Business Day period, Buyer shall have the right, in Buyer's sole discretion and as Buyer's sole and exclusive remedy for the existence of such New Disclosure Item, to (x) terminate this Agreement only as to the affected Property (in which case such Property shall be deemed a Terminated Property and **Section 10.22** shall apply) or (y) proceed with Closing and acquire the applicable Property on the terms set forth in this Agreement without adjustment to the Purchase Price despite the New Disclosure Item and Buyer shall waive any claims hereunder with respect to such New Disclosure Item. Any such election to terminate this Agreement shall be made by Buyer by written notice thereof given to Seller not later than ten (10) Business Days after the parties shall have failed to execute a Modification Agreement in accordance with this **Section 5.3.1(d)**. Notwithstanding anything herein to the contrary, if any New Disclosure Item is caused by a Seller's acts or omissions, then Buyer shall have all of the rights and remedies set forth in **Section 7.2**.

(e) The provisions of this **Section 5.3.1** shall survive each Closing.

5.3.2 Survival of Buyer's Representations and Warranties.

(a) The representations and warranties of Buyer set forth in **Section 5.2** shall survive each Closing for the Survival Period.

(b) During the Survival Period and subject to the provisions of this **Section 5.3.2(b)**, each Seller and its officers, directors, employees, members, shareholders, representatives and agents (collectively, the "**Seller Indemnified Parties**") shall be indemnified and held harmless by Buyer from and against any Losses which Seller Indemnified Parties suffers, sustains or becomes subject to as a result of any breach of the representations and warranties set forth in **Section 5.2** by Buyer provided, however, that the Seller Indemnified Parties shall not be entitled to indemnification hereunder unless the amount for which indemnification would otherwise be payable to the Seller Indemnified Parties exceeds the Threshold Amount, and, in such event, such right of indemnification for Losses shall be for every dollar for which indemnification would be due hereunder without regard of the Threshold Amount (e.g., the Buyer will be liable for all matters from dollar one).

5.4 Leasing & Other Activities Prior to Closing.

5.4.1 Leasing Activities.

(a) Each Seller shall not, from the Effective Date (i) enter into any new leases, license or other agreement granting any rights of use or occupancy at any portion of any Property, (ii) modify, renew, expand, terminate or amend any of the Government Leases or any License, or (iii) waive any rights of such Seller under any Government Lease or any License, without Buyer's prior written consent, which may be withheld in Buyer's sole discretion, or (iv) approve any change orders for any Government Lease; provided that, with respect to each Non-

Completed Property, each Seller shall have the express right to enter into (A) an Acceptance Lease Amendment upon substantial completion of the tenant improvement work, including the applicable Improvements, under such Government Lease and acceptance of such tenant improvement work by Government, provided further that each such Acceptance Lease Amendment shall be subject to Buyer's prior written consent not to be unreasonably withheld, conditioned or delayed, and (B) to approve change orders requested by Government, and enter into associated amendments to the applicable Government Lease (each, a "**Change Order Approval**"), provided, however, that any such change order shall be subject to the prior written approval of Buyer if such change order increases the applicable lessor's obligations under the applicable Government Lease or affects the rental rate under the applicable Government Lease. If a Change Order Approval requires additional time to complete beyond the Anticipated Completion Date as of the Effective Date, then the Anticipated Completion Date shall be adjusted to provide for such additional time. If Seller violates the terms of this **Section 5.4.1**, Buyer may terminate this Agreement as to the applicable Property, the applicable property shall be a Terminated Property, Buyer shall receive a return of the Deposit allocated to the Terminated Property under **Schedule 2.5.2**, such Seller shall reimburse Buyer for its Pursuit Costs with respect to such Property up to the Pursuit Costs Cap, and the provisions of **Section 10.22** shall apply.

(b) Each Seller shall advise Buyer promptly of such Seller's receipt of written notice of any defaults or alleged defaults arising under any Government Lease. If Buyer reasonably requests additional assurances from the Government with respect to any outstanding matters with respect to the applicable Government Lease, in form and substance reasonably acceptable to Buyer, which matters may include, but not be limited to, evidence that the Government is not due any reimbursements for overpayments of real estate taxes or operating expenses, for periods prior to the applicable Closing, then such Seller shall present such requests to the Government and use commercially reasonable efforts to obtain such assurances by such Closing.

5.4.2 Service Agreements.

(a) No later than thirty-five (35) days prior to each Closing, Buyer shall have the right to notify Seller in writing of the then-existing Service Agreements that Buyer elects for the Property that is subject to such Closing to retain in effect after such Closing (such Service Agreements set forth in such notice being collectively, the "**Continued Service Agreements**"). Each Seller shall, at such Seller's sole expense, effective as of the applicable Closing, terminate all Service Agreements that are not Continued Service Agreements (including, without limitation, the property management agreement for such Property), provided, however, that if a Service Agreement is not a Continued Service Agreement and cannot be terminated by the terms thereof prior to the applicable Closing Date, then such Seller shall instead give notice of termination pursuant to such Service Agreement in advance of Closing and, provided that Buyer does not utilize the applicable service after Closing, such Seller shall remain liable for any charges coming due under such Service Agreement after the Closing Date until such termination becomes effective. From the Effective Date hereof until the Closing or earlier termination of this Agreement, no Seller shall amend, terminate or materially modify any Continued Service Agreements or enter into any new third-party service contracts with respect to any portion of any of the Properties that cannot be cancelled upon no more than thirty (30) days' notice without the payment of any termination fee or penalty by Buyer, without the prior written consent of Buyer, which consent

may be given or withheld in Buyer's sole discretion. Each Seller shall provide to Buyer full, complete and accurate copies of all Service Agreements entered into after the Effective Date in accordance with terms and conditions of this **Section 5.4.2**. within two (2) Business Days after the full execution thereof.

(b) Notwithstanding anything contained herein to the contrary, to the extent that any of the Properties that are Non-Completed Properties as of the Effective Date are anticipated to have a lease commencement date under the applicable Government Lease that is after the Closing Date for such Property (each, a "**Buyer SA Property**"), the applicable Seller will not enter into Service Agreements prior to Closing with respect to the operation of such Property following Closing. Sellers and Buyer shall agree on a preliminary list of the Buyer SA Properties during the Due Diligence Period, which may be subject to revision upon mutual agreement of the parties. Buyer shall be responsible for arranging and procuring all Service Agreements for each Buyer SA Property. Each Seller shall endeavor to notify Buyer approximately sixty (60) days in advance of such Seller's estimated date of Substantial Completion for each Buyer SA Property to permit Buyer to perform Buyer's procurement process for Service Contracts for each such Buyer SA Property, provided, however, that such estimated date shall not be binding on such Seller or Buyer.

5.4.3 Conducting Business. At all times prior to each Closing, each Seller shall continue to (i) with respect to each Property that is a Completed Property, conduct business with respect to the Property in substantially the same manner in which said business has been heretofore conducted and (ii) continue to maintain or cause its General Contractor constructing the applicable Improvements to maintain such builder's risk, all risk, fire and extended coverage insurance policies covering the Property and Improvements. Each Seller represents that each Property is currently insured. With respect to all Non-Completed Properties, each Seller shall conduct its construction work with respect to the Improvements to be constructed at each such Property in accordance with **Section 5.6** of this Agreement. Each Seller shall also notify Buyer within five (5) Business Days of Seller's discovery or notice of any title, lease or construction matters which could have a material adverse effect upon the Property.

5.4.4 Personal Property. No Seller shall remove any item of Personal Property included in the sale, unless such item, in each case, is replaced with a similar item of comparable utility and value.

5.4.5 Monthly Operating Statements. To the extent that any Seller receives rent from Government under any Government Leases, such Seller shall provide Buyer with a copy of the monthly operating statement for the operation of such applicable Property on or before the date that is ten (10) days after the end of each month commencing with the month during which the Effective Date occurs, and continuing for each full calendar month thereafter until the applicable Closing Date.

5.4.6 Remediation of Everett Property. The parties acknowledge that the Washington Department of Ecology (the "**WDOE**") has approved Seller of the Everett Property's Revised Cleanup Action Plan dated October 20, 2020 (the "**Everett Cleanup Plan**") to address the Everett Contamination. Seller of the Everett Property agrees after Closing of the Everett Property to diligently and expeditiously undertake any and all portions of the Everett Cleanup Plan

that have not been completed prior to such Closing and diligently and expeditiously to undertake any and all additional activities necessary to obtain a written determination, in form and substance reasonably satisfactory to the Buyer, from the Washington Department of Ecology that no further action is required with respect to the Everett Contamination. Buyer shall allow Seller of the Everett Property and its agents access, subject to reasonable terms and conditions, to the Everett Property to conduct action required under this Section. Seller of the Everett Property shall not unreasonably interfere with operations at the Everett Property while conducting such actions, and after any access by such Seller or its agents to the Everett Property, such Seller shall restore the Everett Property, as nearly as is practicable, to its condition prior to such access. This **Section 5.4.6** shall survive Closing of the Everett Property.

5.4.7 Durham Property Asbestos Abatement and Perry Property Asbestos Abatement. Seller of the Durham Property and Seller of the Perry Property shall diligently complete the Durham Property Asbestos Abatement and the Perry Property Asbestos Abatement, respectively, and upon completion of such activities, promptly present a certification from a qualified asbestos abatement contractor issued to the applicable Seller, that the Durham Property Asbestos Abatement and the Perry Property Asbestos Abatement, respectively, are complete. The applicable Seller shall use its best efforts to cause each of the foregoing certifications to name Buyer and its successors and assigns as an additional certified party, provided, however, that Seller shall not be required to pay any additional compensation to the contractor in exchange for such certification beyond Three Thousand and 00/100 Dollars ($3,000.00) in the aggregate for both certifications.

5.4.8 Compliance with Representations.

(a) Neither Sellers nor Purple Heart will knowingly or voluntarily take or cause to be taken any action or fail to perform any obligation which would cause any of Sellers' Representations to be untrue as of the Close of Escrow.

5.5 Novation Agreement. The parties acknowledge and agree that due to the Federal Acquisitions Regulations, the assignment of each Government Lease at the applicable Closing will not be recognized by Government in the absence of a novation agreement in the form required by the Federal Acquisition Regulations to assign/novate a governmental lease (the "**Novation Agreement**") and/or an amendment to the Lease reflecting the change of ownership (the "**Change of Ownership Amendment**"). From and after each Closing, Buyer shall submit the Novation Agreement and Change of Ownership Amendment, each executed by the applicable Seller and Buyer, to the Government and will use its best efforts to cause the Government to approve and counter-execute the Change of Ownership Amendment and Novation Agreement; recognizing, however that for purposes hereof, "best efforts" shall not require the payment of any monies or reimbursements applicable to periods preceding the applicable Closing Date. Each Seller shall fully cooperate with Buyer in connection with Buyer's efforts to obtain each fully-executed Change of Ownership Amendment and Novation Agreement, provided Sellers shall not be required to expend funds in connection with such efforts. Upon receipt of a fully executed Change of Ownership Amendment and Novation Agreement from the Government for each Property, Buyer shall promptly deliver one (1) copy to the applicable Seller. Notwithstanding anything to the contrary contained herein, to the extent that after a Closing Seller receives any rent payments with respect to the applicable Government Lease relating to periods after such Closing (excluding

Seller Reimbursable Costs, which the applicable Seller shall retain), and the applicable Seller has not credited the applicable amounts to Buyer pursuant to **Section 6.8.2** below, the applicable Seller will, within ten (10) Business Days following receipt, endorse over and deliver such amounts to Buyer. If rent checks with respect to a Government Lease received by a Seller after a Closing relate in whole or in part to non-delinquent rent due for periods prior to such Closing, then the applicable Seller will deposit said check and promptly remit to Buyer any portion attributable to the period from and after the applicable Closing. If rent checks with respect to a Government Lease received by Buyer after a Closing relate in whole or in part to rent or other payments due for periods prior to such Closing, then Buyer will deposit said check and promptly remit to Seller any portion attributable to the period prior to the applicable Closing. Additionally, notwithstanding anything to the contrary contained herein, Buyer shall assume all obligations of the landlord to be performed under the applicable Government Lease after the date of the applicable Closing and shall indemnify and hold the applicable Seller harmless for obligations and liabilities accruing under each Government Lease after the date of the applicable Closing pursuant to the Bill of Sale and Assignment to be executed by the parties at such Closing; the applicable Seller shall indemnify and hold Buyer harmless for obligations and liabilities accruing under each Government Lease prior to the date of the applicable Closing pursuant to the Bill of Sale and Assignment to be executed by the parties at such Closing. The provisions contained in the immediately preceding sentences shall expressly survive Closing.

5.6 Completion of Improvements; Contractor Estoppel; Punch List Items.

5.6.1 Completion of Improvements.

(a) With respect to each Property that is a Non-Completed Property, each Seller shall continuously and diligently pursue in good faith and obtain (i) the Certificate of Occupancy, which such Seller shall endeavor to obtain by the Anticipated Completion Date set forth for such Property on **Schedule 2.6.2**, and (ii) all of the requirements for each Property to be a Completed Property. Delivery by the applicable Seller to Buyer of all of the items in this **Section 5.6.1** shall be a condition to Buyer's obligation to proceed to Closing for such Property.

(b) Subject to any FM Delay Event, each Seller shall commercially reasonable efforts to complete the construction of the Improvements for each Property in accordance with the respective construction schedule set forth in **Schedule 5.6.1(b)**, and Seller shall promptly notify Buyer of any delays in the completion thereof with respect to any Property.

(c) From the Effective Date until each Closing, each Seller shall provide to Buyer a copy of all material written correspondence with Government related to a Government Lease, and Seller shall provide Buyer with updated completion schedules on a monthly basis.

(d) Each Seller shall provide to Buyer any notices to proceed, scope of work submissions, work orders, and any requests for changes to the plans for the applicable Improvements promptly upon receipt thereof and any other material notices with respect to the construction of the applicable Improvements or Government Lease provided to or received from the Government.

5.6.2 Contractor Estoppel. Each of (i) Seller of the Benton Harbor Property, (ii) Seller of the Durham Property, (iii) Seller of the Florence Property, (iv) Seller of the Owensboro Property, and (v) Seller of the Perry Property, will no later than three (3) Business Days prior to the date of its respective Closing, deliver to Buyer a contractor estoppel certificate substantially in the form attached hereto as **Exhibit "G"** executed by each of the applicable General Contractors under such Seller's Construction Contracts with the General Contractors, (each a "**Required Contractor Estoppel Certificate**"; collectively, the "**Required Contractor Estoppel Certificates**"). Each of (i) Seller of the Everett Property, (ii) Seller of the Fort Smith Property, and (iii) Seller of the Winchester Property will use best efforts to deliver to Buyer, no later than three (3) Business Days prior to the date of its respective Closing, a contractor estoppel certificate executed by each of the applicable General Contractors under such Seller's Construction Contracts with the General Contractors, substantially in the form attached hereto as **Exhibit "G"** (each a "**Best Efforts Contractor Estoppel Certificate**"; collectively, the "**Best Efforts Estoppel Certificates**"; together with the Required Contractor Estoppel Certificates, the "**Contractor Estoppel Certificates**"), provided, however, that in no event shall the applicable Seller be required to pay any additional compensation to the applicable General Contractor in order to obtain a Best Efforts Estoppel Certificate beyond Five Thousand and 00/100 Dollars ($5,000.00) in the aggregate for all Best Efforts Contractor Estoppel Certificates. Buyer shall have the right to reasonably approve each Contractor Estoppel Certificate, provided, however, that any Contractor Estoppel Certificate in the form of **Exhibit "G"** shall be deemed approved.

5.6.3 Punch List Items. In the event that a Closing occurs and the "lessor" under the applicable Government Lease is obligated to complete any item identified on a punch list generated by the Government, its employees, agent or subcontractors in accordance with the applicable Government Lease (the "**Punch List**"), the applicable Seller at such Closing shall place with the Escrow Agent an amount equal to one hundred twenty-five (125%) percent of the estimated costs, as determined by such Seller and reasonably approved by Buyer, of completing the Punch List items, (the "**Punch List Escrow Amount**") pursuant to escrow instructions reasonably acceptable to Seller, Buyer and Escrow Agent consistent with the terms of this **Section 5.6.3**. Buyer is permitted to attend and participate in each Punch List inspection of each Property. At least fifteen (15) days prior to such Closing, the applicable Seller shall provide to Buyer a copy of any Punch List that has been approved by the Government as a part of the Government's acceptance of such Property along with the applicable Seller's estimates of the costs to complete such work and the estimated time required to complete such work. Buyer will allow the applicable Seller and such Seller's contractors, subcontractors and other agents with access to the applicable Property in order to complete the Punch List items after such Closing. Upon the lien-free completion of each Punch List item, as evidenced by written acceptance of such items by the Government and delivery to Buyer of conditional lien waivers for the full cost of the completion of such Punch List item or final unconditional lien waivers (or similar form typically provided in the state where such Property is located) from the general contractor and such other lien waivers with respect to work done by other contractors and for material supplied, from such persons and in such form as may be required by the Title Company, the Escrow Agent shall release to such Seller the portion of the Punch List Escrow amount allocated to such item (either on a reimbursement basis or to pay the amount shown on a conditional lien waiver). Such Seller shall be solely responsible for, and shall promptly pay, any costs of completing all Punch List items, lien free, including, without limitation, any Punch List items whose cost is in excess of the Punch List Escrow Amount. In the event that such Seller has not completed its respective Punch List

work, lien free, within the time required under the applicable Government Lease, Buyer may, but is not obligated to, complete the work on behalf of applicable Seller and receive from the Punch List Escrow Amount the amounts reasonably incurred by Buyer to complete any Punch List work plus a servicing fee in the amount of ten percent (10%) of the amounts expended by Buyer and, if necessary, Buyer may apply such portions of the Punch List Escrow Amount as may be necessary to remove any liens on the applicable Property arising by reason of the performance of any work to complete any Punch List items. If the amounts incurred by Buyer to complete any Punch List items (plus the servicing fee thereon) or to remove any related liens exceed the amounts available to Buyer from the Punch List Escrow Amount, the applicable Seller shall promptly pay Buyer the amount of any deficiency. The provisions of the **Section 5.6.3** shall survive each Closing.

5.6.4 Required Insurance; Access Indemnity.

(a) During the performance of completion of any Punch List items pursuant to **Section 5.6.3**, each Seller shall maintain, and shall cause its contractors to maintain, (i) workers' compensation insurance with coverage limits of not less than the minimum required by applicable law for bodily injury by accident or disease, and (ii) commercial general and automobile liability coverage with respect to claims, losses and liabilities which may result directly or indirectly from the performance or nonperformance of the completion of such Punch List items, whether such performance or nonperformance is by a contractor, subcontractor, or their employees, agents or assignees with limits not less than those customarily carried by prudent contractors for similar work. Each such policy of insurance shall (1) (except the workers' compensation policy) name Buyer as an additional insured by endorsement, (2) state by endorsement that such policy or policies and the coverage evidenced thereby are primary and Buyer's insurance is excess and noncontributing with respect to such primary coverage, and (3) be issued by a credit worthy company authorized to do business in the state in which the applicable Property is located. Upon request by Buyer, each Seller shall provide to Buyer certificates of insurance and the foregoing endorsements reasonably acceptable to Buyer.

(b) Each Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses to the extent arising by reason of (a) such Seller's (or its employees, agents, or contractors) access to the applicable Property to perform the completion of the Punch List (except to the extent caused by the gross negligence or willful misconduct of Buyer), and (b) such Seller's failure to complete and fully pay for the Punch List, including, without limitation, and liens arising from any of the foregoing.

(c) The provisions of this **Section 5.6.4** shall survive the Closing.

ARTICLE 6
CLOSING

6.1 Escrow Agent. Each Closing shall occur through the escrow opened at the Escrow Agent named in **Section 2.5.1**. Escrow Agent is designated, authorized and instructed to act as Escrow Agent pursuant to the terms of this Agreement.

6.2 Escrow Instructions; Opening of Escrow. This Agreement shall constitute initial escrow instructions to Escrow Agent. The parties shall execute any additional escrow instructions

reasonably required by Escrow Agent to consummate the transaction provided for herein (including Escrow Agent's so-called "general provisions"); provided, however, such additional escrow instructions shall not modify the provisions of this Agreement, unless such instructions (i) clearly identify the specific provisions being modified, (ii) state the modification in full, and (iii) are signed by the applicable parties (provided, however, that in all events any such modification shall be subject to the mutual agreement of the parties). Within two (2) Business Days after the Effective Date, the parties shall open escrow by delivering one (1) copy of this Agreement to Escrow Agent ("**Opening of Escrow**"). Upon receipt of the Agreement, Escrow Agent shall acknowledge the Opening of Escrow as described below and its agreement to act as the Escrow Agent hereunder by: (a) executing the Consent of Escrow Agent attached hereto; and (b) delivering a copy of the executed Consent to Sellers and Buyer.

6.2.1 Escrow Agent's Investment Vehicle. The Escrow Agent may from time to time invest the Aggregate Deposit and such other funds as are intended to be escrowed hereunder (the "**Escrow Funds**") for the benefit of the Buyer and Sellers or such other account as Buyer and Sellers may mutually direct in writing. The Escrow Agent shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Also, the Escrow Agent assumes no responsibility for, nor shall said Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, or (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation.

6.2.2 Escrow Agent's General Provisions. The Escrow Agent is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed. The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, facsimile, electronic mail or other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties.

6.2.3 Indemnification of Escrow Agent. Sellers and Buyer shall indemnify, save, defend, keep and hold harmless the Escrow Agent from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation attorney's fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) funds available for such payments, (iii) persons to whom payments should be made or (iv) any delay in the electronic wire transfer of funds, as Escrow Agent, unless Escrow Agent's actions constitute gross negligence or willful misconduct.

6.3 Closing. Each Closing shall take place on the applicable Closing Date set forth in **Section 2.6.1** provided that all conditions to the Closing have been satisfied or duly waived or deemed waived pursuant to the express terms of this Agreement.

6.4 Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer's obligations under this Agreement to proceed with each Closing are subject to the timely fulfillment of the conditions set forth in this **Section 6.4** on or before the applicable Closing Date, or such earlier

date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from Buyer to the applicable Seller.

6.4.1 The applicable Seller performing and complying in all material respects with all of the terms of this Agreement and Seller complying in all material respects with the applicable Government Lease to be performed and complied with by Seller prior to or at each Closing.

6.4.2 Subject to the operation of **Section 5.3.1(d)** above, on the applicable Closing Date, all of Sellers' Representations set forth in **Section 5** hereof shall be true, accurate and complete in all material respects.

6.4.3 On the applicable Closing Date, all of Purple Heart's Representations set forth in **Section 5** hereof shall be true, accurate and complete in all material respects.

6.4.4 Within five (5) Business Days following the Effective Date with respect to the Completed Properties and within three (3) Business Days following the Substantial Completion of the Non-Completed Properties, each Seller shall request from Government a currently dated GSA form "statement of lease" for each Government Lease showing such Seller as the landlord under the applicable Government Lease in the form of **Exhibit "H"** or such other customary form as the Government may provide pursuant to the applicable Government Lease (each a "**Statement of Lease**"). Buyer shall have the right to disapprove each Statement of Lease provided by Government within five (5) Business Days of receipt thereof, provided that Buyer shall not have the right to disapprove the Statement of Lease unless the Statement of Lease (A) is materially inconsistent with (1) the copy of the Government Lease provided by each Seller to Buyer; or (2) any representation or warranty set forth in this Agreement (subject to the operation of **Section 5.3.1(d)** above); or (B) (1) claims any default by such Seller which is not corrected by such Seller prior to the Closing; or (2) claims any obligation of such Seller to provide any Tenant Inducement Costs, rent concessions, improvements or reimbursements to the Government unless such Seller shall make payment of same at Closing or credit Buyer the same at Closing; or (C) makes any material qualification to or denial of any of the statements set forth in the form Statement of Lease that is inconsistent with the terms of the applicable Government Lease. Each Seller shall deliver the applicable Statement of Lease to Buyer at least three (3) days prior to the applicable Closing dated within thirty (30) days of the applicable Closing. Each Seller shall cure any default under the applicable Government Lease claimed under such Statement of Lease and provide a new Statement of Lease removing any such claim of default as a condition to such Closing.

6.4.5 Within five (5) Business Days following the date that each Non-Completed Property as of the Effective Date hereof becomes a Completed Property, each applicable Seller shall request from Government a property inspection report for the applicable Government Lease (each a "**Property Inspection Report**"). Each Seller shall cure any defects claimed under such Property Inspection Report and provide a new Property Inspection Report removing any such claim of defect and showing no new claims of defects as a condition to such Closing. For the avoidance of doubt, Sellers shall not be obligated to provide a Property Inspection Report in the event that the Government has not issued a Property Inspection Report for any Property.

6.4.6 The applicable Government Lease shall be in full force and effect. All conditions to the transfer of each Seller's interest as "Lessor" and "Landlord" under the applicable Government Lease, including, without limitation, the right to receive payment of all rents under the Lease from and after the date of Closing, shall have been met.

6.4.7 Each Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by such Seller as of the applicable Closing Date.

6.4.8 At each Closing, the Title Company shall issue to Buyer an Owner's Policy of Title Insurance issued on the form promulgated in the State in which the applicable Real Property is located (each a "**Title Policy**") insuring Buyer's indefeasible fee simple title to the applicable Real Property for the sum equal to the Purchase Price allocable to such Property subject only to the standard exclusions from coverage contained in such policy, conforming to the Required Title Condition set forth in **Section 3.3** above and containing such endorsements as Buyer may in its commercially reasonable discretion require as part of the Required Title Condition.

6.4.9 There shall have been no material adverse change in the physical condition of the applicable Property (except as required by final plans and specifications for the Improvements at each Non-Completed Property) from (i) with respect to Completed Properties as of the Effective Date, the end of the Due Diligence Period, or (ii) with respect to Non-Completed Properties as of the Effective Date, the date that such Property becomes a Completed Property, through the applicable Closing Date, normal wear and tear excluded and otherwise subject to the express terms of this Agreement including, without limitation, the provisions of **Section 8.1** and **Section 8.2**.

6.4.10 There are no pending or, to the knowledge of Buyer or the applicable Seller, threatened, actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings by or against such Seller or its principals that would materially and adversely affect, prevent or require a consent or approval which has not been obtained as a condition of such Seller's ability to perform its obligations contemplated under this Agreement;

6.4.11 Each of the Sellers, no later than three (3) Business Days prior to the date of the applicable Closing, shall have delivered to Buyer a Required Contractor Estoppel Certificate or shall have used best efforts to deliver the Best Efforts Contractor Estoppel Certificates to Buyer, as applicable, all in accordance with **Section 5.6.2**.

6.4.12 Subject to the operation of **Section 5.3.1(d)** above, no written notice of violation of applicable law has been issued with respect to Seller or the condition of the applicable Property after the expiration of the Due Diligence Period, and (ii) no adverse change in the environmental condition of the applicable Property has occurred after the expiration of the Due Diligence Period, which in either case, in Buyer's reasonable judgment, could have a material adverse effect on the value or the contemplated use of the applicable Property which has not been cured or remedied by or at the expense of Seller to the reasonable satisfaction of Buyer.

6.4.13 Reserved.

6.4.14 Such Property shall have met all of the requirements to be a Completed Property and Seller shall have fully complied with the requirements of **Section 5.6** and made all of the deliveries described in **Section 5.6** and **Schedule 1.1.9**.

6.4.15 The applicable Seller shall have delivered to Buyer an Acceptance Lease Amendment for the applicable Property.

6.4.16 The applicable Seller shall have delivered to buyer a fully-executed novation of the applicable Government Lease from Purple Heart to such Seller.

The conditions set forth in this **Section 6.4** are solely for the benefit of Buyer and may be waived only by Buyer. At all times Buyer has the right to waive any condition by giving written notice of such waiver to the applicable Seller and Escrow Agent. Such waiver or waivers must be in writing to the applicable Seller. If Buyer notifies the applicable Seller of a failure to satisfy the conditions precedent set forth in this **Section 6.4**, the applicable Seller may, within five (5) Business Days after receipt of Buyer's notice agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (i) the applicable Seller so satisfies such condition and (ii) the applicable Seller shall have a reasonable period of time to satisfy such condition, provided that in no event shall such period of time extend the Close of Escrow by more than fifteen (15) days, except in the event of a failure of the condition set forth in **Section 6.4.16** above, in which event the applicable Seller shall have the right to extend the applicable Close of Escrow by up to the date that is the later to occur of (A) one hundred eighty (180) days from the Effective Date hereof and (B) thirty (30) days after the otherwise scheduled Close of Escrow. If the applicable Seller fails to agree to cure or fails to cure such condition by the applicable Close of Escrow (as the same may be extended in accordance with item (ii) of the preceding sentence), then Buyer may terminate this Agreement by written notice to such Seller with respect to the applicable Property that is the subject of the Closing that was to occur on such Closing Date, in which event such Property shall be a Terminated Property. If Buyer terminates this Agreement on or prior to the applicable Closing Date (as extended herein) with respect to such Property due to a failure of any of the conditions in this **Section 6.4**, then as its sole remedy, Buyer shall be entitled to the return of the Deposit allocated to such Property on **Schedule 2.5.2**, and the provisions of **Section 10.22** shall apply with respect to such Terminated Property. If Buyer does not so elect to terminate this Agreement with respect to such Property on or prior to the applicable Closing Date (as extended herein), then the conditions of this **Section 6.4** shall be deemed waived and Closing shall proceed hereunder with regard to such Property. Notwithstanding the foregoing, in the event that a failure of any of the conditions set forth in this **Section 6.4** shall also constitute a default by the applicable Seller under this Agreement, Buyer shall be entitled to pursue its remedies under **Section 7.2** of this Agreement.

6.5 Conditions Precedent Favoring Sellers. In addition to any other condition precedent in favor of Sellers as may be expressly set forth elsewhere in this Agreement, each Seller's obligations under this Agreement to proceed with each Closing hereunder are expressly subject to the timely fulfillment of the conditions set forth in this **Section 6.5** on or before the applicable Closing Date, or such earlier date as is set forth below. Each condition may be waived

in whole or part only by written notice of such waiver from the applicable Seller to Buyer and written acceptance of such waiver by Buyer.

6.5.1 Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

6.5.2 On the applicable Closing Date, all of the representations of Buyer set forth in this Agreement shall be true, accurate and complete in all material respects.

The conditions set forth in this **Section 6.5** are solely for the benefit of Sellers and may be waived only by the applicable Seller. At all times each Seller has the right to waive any condition by giving written notice of such waiver to Buyer and Escrow Agent. Such waiver or waivers must be in writing to Buyer. If a Seller notifies Buyer of a failure to satisfy the conditions precedent set forth in this **Section 6.5**, Buyer may, within five (5) Business Days after receipt of the applicable Seller's notice agree to satisfy the condition by written notice to such Seller, and such Seller shall thereupon be obligated to close the transaction provided (i) Buyer so satisfies such condition and (ii) Buyer shall have a reasonable period of time to satisfy such condition, provided that in no event shall such period of time extend the Close of Escrow by more than fifteen (15) days. If Buyer fails to agree to cure or fails to cure such condition by the applicable Close of Escrow (as the same may be extended in accordance with item (ii) of the preceding sentence), then the applicable Seller may terminate this Agreement by written notice to Buyer with respect to the applicable Property that is the subject of the Closing that was to occur on such Closing Date, in which event such Property shall be a Terminated Property. If the applicable Seller terminates this Agreement on or prior to the applicable Closing Date with respect to such Property due to a failure of any of the conditions in this **Section 6.5**, then as its sole remedy, the applicable Seller shall be entitled to receive the Deposit allocated to such Property on **Schedule 2.5.2**, and the provisions of **Section 10.22** shall apply with respect to such Terminated Property. If the applicable Seller does not so elect to terminate this Agreement with respect to such Property on or prior to the applicable Closing Date, then the conditions of this **Section 6.5** shall be deemed waived and Closing shall proceed hereunder with regard to such Property. Notwithstanding the foregoing, in the event that a failure of any of the conditions set forth in this **Section 6.5** shall also constitute a default by the Buyer under this Agreement, the applicable Seller shall be entitled to pursue its remedies under **Section 7.1** of this Agreement.

6.6 Seller's Deliveries. At each Closing, the applicable Seller shall deliver or cause to be delivered to Buyer, at Seller's sole expense, each of the following items:

6.6.1 Special or limited warranty deed (each, a "**Deed**") duly executed and acknowledged by the applicable Seller, substantially in the applicable form attached hereto as **Exhibit "E-1"** through **Exhibit "E-8"** for the applicable Property, subject only to the Permitted Exceptions.

6.6.2 Bill of sale, general assignment and assignment and assumption of the Lease (each, a "**Bill of Sale and Assignment**") in the form attached hereto as **Exhibit "I"** which shall transfer, convey, sell, assign and set over to Buyer all of the applicable Seller's right, title and interest in and to the applicable Personal Property, Government Lease, Licenses, Service Agreements and Intangibles.

6.6.3 True, accurate and complete copies of the original applicable Government Lease or any occupancy agreements (with all amendments and modifications thereto) relating to the applicable Property, together with duly executed copies of the applicable Statement of Lease required under **Section 6.4.4** of this Agreement.

6.6.4 The items set forth in **Section 5.6.1** (including, without limitation, those items set forth in the definition of "Substantial Completion") and the items listed on **Schedule 1.1.9**.

6.6.5 True, accurate and complete copies of (a) original applicable Continued Service Agreements, and (b) the warranties, guaranties, Licenses, permits, approvals and authorizations of with respect to the applicable Property, in each case with all amendments and modifications thereto.

6.6.6 All keys in the applicable Seller's possession to all locks on the Property together with all logins and passwords for all electronic devices including without limitation building automation systems, HVAC controls, lighting controls, sprinkler controls and energy tracking programs.

6.6.7 Non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.

6.6.8 Reserved.

6.6.9 An executed notice in the form of **Exhibit "J"** attached hereto which Buyer shall send to each vendor under each of the Continued Service Agreements for the applicable Property, if applicable (the "**Vendor Notices**").

6.6.10 Evidence of the termination of (or issuance of termination notice with respect to) all Service Agreements that are not Continued Service Agreements for the applicable Property, together with evidence of payment of any termination fees in connection therewith by the applicable Seller.

6.6.11 A copy of the most recent rent roll for the applicable Property prepared by Seller in the ordinary course of business.

6.6.12 A certificate, dated as of the applicable Closing Date and executed by the applicable Seller stating that the representations and warranties of the applicable Seller contained in **Section 5.1** hereof are true and correct in all material respects as of the date of Closing, or setting forth such exceptions that have been waived or deemed waived by Buyer in accordance with **Section 5.3.1(d)** above.

6.6.13 Such customary and commercially reasonable evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) debts and liens, including mechanics' or materialmen's liens; (ii) parties in possession; (iii) the status and capacity of the applicable Seller and the authority of the person or persons who are executing the various documents on behalf of such Seller in connection with the sale of the Property; (iv) restrictions relating to

COVID-19; or (v) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

6.6.14 Intentionally Deleted.

6.6.15 A duly executed closing statement reflecting the adjustments and prorations required by this Agreement (each, a "**Closing Statement**").

6.6.16 Such evidence or documents as may reasonably be required by Buyer or Title Company evidencing the power and authority of the applicable Seller and its respective partners and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the sale of the applicable Property.

6.6.17 Prior to the Closing of the Everett Property, Seller of the Everett Property shall provide Buyer an estimate, prepared by Terracon Consultants, Inc., of the aggregate amount of costs (the "**Everett Costs**") necessary to complete the Everett Cleanup Plan and to obtain a determination by the WDOE that no further action is necessary with respect to the Everett Contamination. At Closing, Buyer shall deliver to the Escrow Agent a portion of the purchase price equal to 150% (One Hundred Fifty Percent) of the amount of the Everett Costs, and the parties shall jointly instruct the Escrow Agent to maintain such portion of the purchase price is a segregated account (the "**Everett Account**"). Seller of the Everett Property may from time to time present to Buyer evidence of costs Seller of the Everett Property has incurred in completing the Everett Cleanup Plan. If Buyer shall approve such evidence (Buyer shall not unreasonably delay or withhold such approval), the parties shall jointly instruct the Escrow Agent to pay directly, or to reimburse Seller of the Everett Property, as the case may be, from the Everett Account an amount equal to the costs documented by the evidence Seller has presented. Seller of the Everett Property shall indemnify Buyer against any Losses caused by or arising out of the Everett Contamination or such Seller's failure to fulfill such Seller's obligations under **Section 5.4.6**. If Seller of the Everett Property shall fail to fulfill its obligations under **Section 5.4.6**, Buyer may, but shall not be obligated to, undertake completion of the Everett Cleanup Plan or undertake any other action necessary to obtain the determination of the WDOE that no further action is required with respect to the Everett Contamination. If Buyer does elect to undertake completion of the Everett Cleanup Plan or any other action necessary to obtain the determination of the WDOE that no further action is required with respect to the Everett Contamination, Buyer may from time to time present to Seller of the Everett Property evidence of costs Buyer has incurred in completing the Everett Cleanup Plan. If Seller of the Everett Property shall approve such evidence (Seller of the Everett Property shall not unreasonably delay or withhold such approval), the parties shall jointly instruct the Escrow Agent to pay directly, or to reimburse Buyer, as the case may be, from the Everett Account an amount equal to the costs documented by the evidence Buyer has presented. After the WDOE has issued a determination that no further action is necessary with respect to the Everett Contamination, the parties shall promptly instruct the Escrow Agent to deliver any and all funds remaining in the Everett Account to the Seller of the Everett Property. The rights and obligations of the parties in this **Section 6.6.17** shall survive the Closing.

6.6.18 Each of the Required Contactor Estoppel Certificates, as applicable.

6.6.19 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

6.7 Buyer's Deliveries. At each Closing, Buyer shall deliver to the applicable Seller the following items:

6.7.1 Immediately available funds sufficient to pay the applicable Purchase Price set forth on **Schedule 2.3** (less the applicable Deposit) and Buyer's share of all escrow costs and closing expenses for the applicable Property.

6.7.2 Duly executed and acknowledged originals of the Bill of Sale and Assignment and the Closing Statement for the applicable Property.

6.7.3 A certificate, dated as of the applicable Closing Date and executed by Buyer stating that the representations and warranties of Buyer contained in **Section 5.2** hereof are true and correct in all material respects as of the date of the applicable Closing.

6.7.4 Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the applicable Property.

6.7.5 Such evidence or documents as may reasonably be required by the applicable Seller evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the applicable Property by Buyer.

6.7.6 Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement with respect to the applicable Property.

6.8 Costs, Prorations and Credits.

6.8.1 Closing Costs. At each Closing:

(a) Each Seller shall pay for (i) any applicable transfer taxes and county stamp taxes, (ii) the costs to record all documents to cure any title or survey objections agreed to be cured by the applicable Seller, the costs to record releases of all liens (including all Monetary Liens) to be released at each Closing, (iii) the costs associated with title matters for which the applicable Seller is obligated or undertakes to cure (including all legal costs in connection therewith and all costs of recording any curative instruments), and (iv) the costs to obtain certificates or reports of real estate taxes and assessments that are required by the Title Company for issuance of the Title Policy.

(b) Buyer shall pay for (i) the cost of the applicable owner's title insurance policy, (ii) the cost of the applicable Survey, (iii) all of its due diligence costs, and the costs of any new or updated third party reports related to the applicable Property, and the costs of any and all consultants, inspections or tests associated with Buyer's due diligence; (iv) all owner title

endorsements required by lender or Buyer, (v) the fees of its own counsel, and (vi) for the recording of the applicable Deed.

(c) All escrow fees for each Closing shall be paid one-half each by Buyer and the applicable Seller.

(d) All other closing fees shall be paid as is customary for the county in which the applicable Property is located.

(e) This **Section 6.8.1** shall survive each Closing.

6.8.2 Prorations. The following shall be prorated, credited, debited and adjusted between the applicable Seller and Buyer as of 12:01 a.m. on the day of each Closing (except as otherwise provided) in accordance with this **Section 6.8.2**. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the applicable Closing occurs.

(a) Current Rents. Government rents (collectively "**Rent**"), specifically excluding any Seller Reimbursable Costs, for the month in which the applicable Closing occurs shall be prorated based on the actual number of days in the month; provided however that to the extent that Government pays rent in arrears, the applicable Seller shall be entitled to receive all Rent for the month in which the Closing occurs, and the applicable Seller shall provide a credit to Buyer in the amount of Buyer's pro rata share of Rent payable by Government for the month in which the applicable Closing occurs. Seller shall immediately remit to Buyer any rents received by the applicable Seller for any month after the month in which the applicable Closing occurs, specifically excluding any Seller Reimbursable Costs, which shall be retained by the applicable Seller.

(b) Intentionally Deleted.

(c) Unpaid Rents. As used herein, the term "**Unpaid Rents**" means any tenant rentals and other sums (however denominated and including without limitation unpaid CAM) owed to the applicable Seller from Government for period(s) prior to the month in which the applicable Closing occurs and not paid as of such Closing Date. Buyer shall immediately remit to the applicable Seller any Unpaid Rents received by Buyer that relate to the applicable Seller's period of ownership of the applicable Property. The applicable Seller shall immediately remit to Buyer any rents received by the applicable Seller for any month after the month in which the applicable Closing occurs.

(d) Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. Unpaid rent concessions due under any Government Lease, unpaid tenant improvement allowances owing by the applicable Seller to Government under the applicable Government Lease and the amount of any other credits due Government under the applicable Government Lease or interest thereon as of the applicable Closing Date shall be credited to Buyer based on a rental statement prepared by the applicable Seller and approved by Buyer (which statement must be consistent with the applicable Government Lease and applicable Statement of Lease).

(e) Continued Service Agreements. Prepaid charges in connection with any Continued Service Agreements that Buyer elects to assume, or licenses or permits, shall be credited to the applicable Seller. Accrued charges in connection with such Continued Service Agreements, or Licenses or permits, shall be credited to Buyer.

(f) Property Taxes.

(i) The applicable Seller shall pay all ad valorem property taxes respecting the applicable Property for that portion of the calendar year through the day before the applicable Closing Date and for years prior thereto if outstanding, and Buyer shall pay the remaining portion of the ad valorem property taxes; in the event either the tax assessment or tax rate for the year in which the applicable Closing occurs is not known as of such Closing Date, the parties shall prorate at such Closing on the basis of the last known values and rates and adjust the prorations once such values and rates become known for the year of such Closing. If, however, actual ad valorem taxes for the year are determined to be higher or lower, then the applicable Seller and Buyer agree that an adjustment shall be made within thirty (30) days after the date on which either party hereto makes a request for such adjustment. The applicable Seller shall be responsible for all rollback, deferred and other similar ad valorem or real estate taxes and assessments (including interest and penalties, if any) with respect to the applicable Property, which actual or estimated amount thereof the applicable Seller agrees to pay in full to the applicable taxing authority at the applicable Closing from the portion of the applicable Purchase Price paid to the applicable Seller in cash at such Closing. In the event the applicable Seller's actual obligation for all rollback, deferred and other similar ad valorem or real estate taxes and assessments (including interest and penalties, if any) exceeds the amount paid at the applicable Closing, such deficiency shall be paid by Seller within thirty (30) days of notice of same. If the applicable taxing authority will not accept payment of the applicable rollback, deferred and other similar ad valorem or real estate taxes and assessments (including interest and penalties, if any) at the applicable Closing, then each Seller shall escrow funds in an amount required by the Title Company in order to delete any exception for such amounts in the Title Policy and make payment thereof when they become due and payable. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the applicable Property for any period shall belong to Buyer following the applicable Closing, except that if prior to the end of the Due Diligence Period, the applicable Seller has applied for a property tax refund or has appealed the County, City or jurisdictional Assessor's valuation of the applicable Property for any period of time prior to the applicable Closing Date, then the applicable Seller shall be entitled to any refund applicable to such period (unless such refund must be credited to Government by Buyer, in which case such refund shall belong to Buyer to the extent of such required credits to Government) and shall bear all costs relating thereto. Any taxes on the applicable Seller's Personal Property shall be prorated at each Closing and subject to adjustment in the same manner as ad valorem taxes set forth herein. Notwithstanding anything contained herein to the contrary, to the extent that any portion of real estate taxes are the responsibility of Government under the Government Lease, such portion that is the responsibility of Government shall not be prorated at Closing.

(ii) Notwithstanding the foregoing, the parties acknowledge that ad valorem property taxes for the applicable calendar year in which a Closing occurs (the "**RE Tax Year**") may be reassessed following a Closing to reflect the increased value of the applicable

Property by reason of the construction of the Improvements thereon (the "**RE Tax Reassessment**"). Unless such sums are payable by Government under the applicable Government Lease, the applicable Seller is responsible for the amount of any ad valorem property taxes due as result of the RE Tax Reassessment of the applicable Property that are applicable to the period prior to the applicable Closing Date, which shall be handled in accordance with **Section 6.8(f)(i)** above (each, "**Seller's Reassessment Taxes**"). The applicable Seller shall use commercially reasonable efforts to obtain at or prior to the applicable Closing a RE Tax Reassessment for the fully constructed applicable Property, in which event the prorations set forth in **Section 6.8(f)(i)** above shall be based on such RE Tax Reassessment. If such RE Tax Reassessment has not been obtained as of the applicable Closing, the parties shall endeavor to reasonably agree upon the estimate of Seller's Reassessment Taxes. Buyer shall receive a credit for the actual or estimated Seller's Reassessment Taxes at the applicable Closing. In the event that the RE Tax Reassessment is unavailable or the parties cannot agree on the amount of the Seller's Reassessment Taxes, then the applicable Seller's determination of the Seller's Reassessment Taxes shall be used for purposes of determining the credit to Buyer at the applicable Closing. To the extent that the actual amount of Seller's Reassessment Taxes differs from the estimated amount credited to Buyer at the applicable Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following such Closing to reflect such actual amount.

(g) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the applicable Closing.

(h) Utilities. Except to the extent such items are the responsibility of Government, prepaid water, sewer, and other utility charges for the applicable Property shall be credited to the applicable Seller, and accrued water, sewer, and other utility charges for the applicable Property shall be credited to Buyer.

(i) Leasing Commissions. On or before the applicable Closing Date, the applicable Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of the Government Lease (determined without regard to any unexercised termination or cancellation right), if any.

(j) Insurance Policies. Insurance premiums as to the policies, if any, that will continue after Closing shall be prorated as of the Closing Date.

(k) Security Deposits. Buyer shall receive a credit for the amount of all unapplied refundable security and other deposits under the applicable Government Lease and any Licenses for the applicable Property. At each Closing, (A) if the applicable Seller is holding letters of credit as a security deposit or portion thereof, then Seller (at its expense, unless payable by the applicable tenant or licensee) shall, if same are assignable, have such letters of credit assigned and re-issued to show Buyer as the beneficiary thereof, and shall deliver such re-issued letters of credit to Buyer; and (B) Buyer shall credit to the account of the applicable Seller all refundable cash or other deposits posted with utility companies serving the Property, if any, or, at the applicable Seller's option, the applicable Seller shall be entitled to receive and retain such refundable cash and deposits.

(l) Each Seller hereby indemnifies Buyer from and against any claim, loss or expense incurred by Buyer as a result of any claim by the Government (including a claim for payment or a claim for a reduction or offset in rent payable under the applicable Government Lease) arising from (i) an overpayment by the Government for real property taxes or operating expense increases applicable to the period prior to the applicable Closing and actually paid or distributed to the applicable Seller, (ii) any unpaid Tenant Inducement Costs that are applicable to the period prior to the applicable Closing, and (iii) any work required to be performed by the "lessor" under the applicable Government Lease that is required in order to achieve Substantial Completion and commencement under such Government Lease (including any penalties assessed or claimed by Government arising from delays in Substantial Completion, subject to FM Delay Events to the extent such is recognized under the applicable Government Lease), and the cost of any other work that the applicable Seller agrees to perform for the Government (but excluding future obligations of "lessor" under the Government Lease that have not yet accrued or arisen as of the applicable Closing Date), except, in each case, to the extent that Buyer has received a full credit for same at the Closing.

(m) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

6.8.3 Re-prorations. At each Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between the applicable Seller and Buyer. As the amounts of the respective items become finally ascertained, further adjustment shall be promptly made between the parties in cash, with final adjustment of all such matters to be made within three hundred sixty-five (365) days after the applicable Closing Date. Sellers' obligation hereunder to pay any rollback, deferred and other similar ad valorem or real estate taxes and assessments (including interest and penalties, if any) shall survive through the expiration of the applicable statute of limitations thereon (and thereafter until full payment is made by the applicable Seller if such amounts are timely assessed by the applicable taxing authority).

6.8.4 Seller's Right to Reimbursements or Payments from Government. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that any amounts owed by the Government to the applicable Seller as "lessor" pursuant to its respective Government Lease with regard to reimbursement to the applicable Seller as "lessor" for the cost of construction of Improvements (including amounts for change orders completed by the applicable Seller at request of Government, whether completed by the applicable Seller before or after Closing) or any other payment characterized as a lump sum payment with respect to a Property, including but not limited to any lump sum payment referred to in **Section 3** of each Government Lease and subject to adjustment, costs associated with Building Physical Security (as referred to in **Section 3** of each Government Lease and subject to adjustment), costs associated with Building Sustainability and Energy Savings (as referred to in **Section 3** of each Government Lease and subject to adjustment), Schedule B – Special Requirements, and Schedule C – Unit Costs and Prices (collectively, the "**Seller Reimbursable Costs**") are the property of the applicable Seller and shall be paid to the applicable Seller by Government. If all or any portion of the Seller Reimbursable Costs is paid to Buyer following Closing, then Buyer shall promptly pay the applicable Seller the amount received by Buyer. In the event that Government requests a change order with respect to the Improvements at any Property and such change order is not fully

completed as of the applicable Closing, Buyer and the applicable Seller shall mutually agree upon the prosecution of such remaining work to complete such change order and payment of reimbursement therefor from Government prior to such Closing.

6.8.5 Preparation of Closing Statements. Not less than three (3) Business Days prior to a scheduled Closing Date, the applicable Seller shall deliver to Buyer, the applicable Seller's calculations of the credits and pro-rations to be made pursuant to this **Section 6.8**, together with reasonable supporting documentation to the extent not previously provided to Buyer as part of the Due Diligence Documents, for Buyer's review and reasonable approval. The applicable Seller and Buyer shall work together in good faith to agree upon and finalize such credits and prorations prior to the applicable Closing. The final credits and prorations as agreed upon by the applicable Seller and Buyer shall be provided to the Escrow Agent for inclusion on the Closing Statement.

6.8.6 RE Tax Appeal. With respect to any Property where the base amount of ad valorem property taxes has not been established in the applicable Government Lease as of the Closing Date, each Seller shall have the right, following the applicable Closing, to request that Buyer appeal the ad valorem property taxes with respect to such Property (each, a "**RE Tax Appeal**"). Buyer, on the applicable Seller's behalf, may engage a consultant selected by the applicable Seller and reasonably approved by Buyer as the tax consultant to manage the RE Tax Appeal. If the applicable Seller makes a request for an RE Tax Appeal, Buyer shall undertake such RE Tax Appeal in good faith, and the applicable Seller shall be solely responsible for all of the costs and expenses of such RE Tax Appeal undertaken for the applicable Seller's request, and the applicable Seller shall pay to the consultant(s) all such costs and expenses, or reimburse to Buyer such costs and expenses in full within ten (10) Business Days following demand if Buyer has incurred such costs and expenses. Any rebates or refunds resulting from a RE Tax Appeal shall be prorated between the applicable Seller and Buyer to the extent the applicable ad valorem property taxes were prorated at the applicable Closing pursuant to **Section 6.8.2(f)**. To the extent the applicable ad valorem property taxes were not subject to proration at the Closing, such rebates or refunds shall be the property of (x) the applicable Seller with respect to RE Tax Years prior to Closing, and (y) Buyer with respect to RE Tax Years following Closing. If the applicable Seller or Buyer receives a rebate or refund (or any interest thereon) with respect to a RE Appeal, they shall pay to the other the amount necessary to effect such proration. Any party receiving its respective portion of any rebates or refunds shall remit to Government any portion of such amounts that are due to the Government pursuant to the terms of the applicable Government Lease, if any, and shall indemnify and hold the other party harmless for any failure of such collecting party to remit to the Government such amounts.

6.8.7 Survival. The provisions of this **Section 6.8** shall survive each Closing.

6.9 Distribution of Funds and Documents. At each Close of Escrow, Escrow Agent shall do each of the following:

6.9.1 Payment of Encumbrances. Pay the amount of those Monetary Liens for the applicable Property that are not permitted as part of the Required Title Condition utilizing funds to which the applicable Seller shall be entitled upon Close of Escrow and funds (if any) deposited in escrow by the applicable Seller.

6.9.2 Recorded Documents. Submit (or be irrevocably committed to submit) to the County or City Recorder of the County or City in which the applicable Property is located the applicable Deed and each other applicable document to be recorded under the terms of this Agreement or by general usage, and, after recordation, cause the County or City Recorder to mail the applicable Deed to Buyer and each other such document to the grantee, beneficiary or person acquiring rights thereunder or for whose benefit said document was recorded.

6.9.3 Non-Recorded Documents. Deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy for each applicable Property to Buyer; (ii) each other non-recorded document received hereunder for each applicable Property to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; and (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party.

6.9.4 Distribution of Funds. Deliver (i) to the applicable Seller, or order, the cash portion of the applicable Purchase Price for the applicable Property, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Agent by Buyer for such applicable Property. For each Closing, such funds shall be delivered by wire transfer or cashier's check in accordance with instructions for the applicable Seller and Buyer; if no instructions are given, Escrow Agent shall deliver such funds by Escrow Agent's check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement.

6.10 Completion of Documents. Escrow Agent is authorized to insert the date of each Closing and otherwise to complete the documents deposited in escrow, where appropriate and consistent with this Agreement.

6.11 Possession. Possession of the applicable Property shall be delivered to Buyer by the applicable Seller at the applicable Closing, subject only to the rights of Government under the applicable Government Lease, rights arising under any Continued Service Agreements for such Property not terminated by Buyer pursuant to **Section 5.4.2** above, and rights arising under the matters set forth in the Preliminary Report and any Supplemental Report to the extent that such are permitted as part of the Required Title Condition for such Property.

6.12 Government Contacts; Post-Closing Communications. Within five (5) Business Days after each applicable Closing, the applicable Seller shall provide Buyer with contact information for Seller's contact with the Government with respect to the applicable Government Lease. The terms and conditions of this **Section 6.12** shall survive Closing.

ARTICLE 7
TERMINATION AND DEFAULT

7.1 Buyer Default. If a Closing does not occur due to Buyer's default hereunder following the giving of ten (10) days' written notice and opportunity to cure by a Seller to Buyer, such Seller (or all Sellers, as applicable) shall have the right, as its sole and exclusive remedy at law and in equity, to either (i) terminate this Agreement with respect to the applicable Property that is the subject of such Closing and receive the Deposit allocated to such Property on **Schedule 2.5.2** as liquidated damages for the breach of this Agreement, in which event such Property shall

be a Terminated Property and the provisions of **Section 10.22** (other than **clause (i)** of **Section 10.22**) shall apply with respect to such Terminated Property, or (ii) terminate this Agreement as to all Properties with respect to which Closing has not yet occurred and receive the remaining Aggregate Deposit as liquidated damages for breach of this Agreement, in which event this Agreement shall be of no further force and effect except for items that expressly survive the expiration or earlier termination of this Agreement, in which event each such Property shall be a Terminated Property. Buyer and each Seller acknowledge that the damages to a Seller in the event of a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the allocated Deposit for such Terminated Property represents the parties' best and most accurate estimate of the damages that would be suffered by a Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Sellers and Buyer reasonably anticipate would exist at the time of such breach. Each Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

7.2 Seller's Default. If a Closing does not occur due to a Seller's default hereunder following the giving of ten (10) days' written notice and opportunity to cure by Buyer to a Seller, Buyer, as its sole and exclusive remedies at law and inequity, shall have the right to exercise any of the following:

7.2.1 Notify such Seller that Buyer is waiving such Seller's default and electing to proceed to such Closing, and if necessary, to institute an action for specific performance to cause such Seller to convey the applicable Property to Buyer pursuant to the terms and conditions (less any waived provisions) of this Agreement, within ninety (90) days of the applicable scheduled Closing Date, provided that Buyer shall be deemed to have elected to proceed in accordance with **Section 7.2.2** if Buyer fails to timely commence an action for specific performance under **Section 7.2.1**. Notwithstanding the foregoing, in the event that Buyer timely elects to pursue specific performance in accordance with **Section 7.2.1**, but the same is not available because such Seller has sold the applicable Property to a third party or encumbered the applicable Property, Buyer may recover the Deposit allocated to such Property on **Schedule 2.5.2**. Each Seller and Buyer agree that the actual damages to Buyer in the event of a breach by a Seller and the unavailability of specific performance are impractical to ascertain and the damage set forth in the immediately preceding sentence is a reasonable estimate of the damages.

7.2.2 Terminate this Agreement with respect to the Property that is subject to the applicable Closing and receive the return of the Deposit allocated to such Property on **Schedule 2.5.2**, and, additionally, such Seller shall pay Buyer the Pursuit Costs (hereinafter defined) not to exceed the Pursuit Costs Cap (hereinafter defined), which return of the Deposit and payment of the Pursuit Costs to Buyer shall cause such Property to be a Terminated Property and the provisions of **Section 10.22** shall apply with respect to such Terminated Property. As used herein, "**Pursuit Costs**" means the actual third party costs and expenses incurred by Buyer in connection with the acquisition of the applicable Property under this Agreement (including, without limitation, performing its due diligence investigations of the Property, in negotiating this Agreement, and in obtaining financing for Buyer's acquisition of the Property in addition to reasonable attorneys' fees and expenses incurred in connection with all of the foregoing). As used herein, the term "**Pursuit Costs Cap**" shall mean, for each Property, Sixty Thousand and No/100 Dollars ($60,000.00).

7.3 Recoverable Damages. Except as expressly set forth in **Section 7.1** and **Section 7.2** above, each Seller and Buyer expressly waives its rights to seek damages of any kind for the failure of a Closing to occur by reason of the default of the other party, including, without limitation, consequential, exemplary or punitive damages, provided that notwithstanding **Section 7.1** and **Section 7.2** hereof, in no event shall the provisions of **Section 7.1** and **Section 7.2** or the foregoing provisions of this sentence limit the damages recoverable by either party against the other party due to the other party's obligation to indemnify such party in accordance with this Agreement.

ARTICLE 8
CASUALTY DAMAGE OR CONDEMNATION

8.1 Casualty. If all or any portion of the Improvements of any Property are damaged by casualty prior to the applicable Closing, the applicable Seller shall give Buyer notice thereof within two (2) Business Days following the occurrence thereof. In the event the applicable Property, or any part thereof, suffers any damages equal to three percent (3%) or greater of the Purchase Price allocated to such Property on **Schedule 2.3** (in the opinion of an architect or engineer selected by the applicable Seller and reasonably approved by Buyer) prior to Closing (a "**Material Casualty**") from a casualty, or in the event that Government has the right under the applicable Government Lease to terminate such Government Lease as a result of such Material Casualty, then Buyer shall have the sole option to elect either to: (a) (i) with respect to any Property that was Substantially Complete prior to the Material Casualty, acquire the applicable Property as is (without reduction in the applicable Purchase Price), plus receive an assignment without recourse of any insurance proceeds payable by virtue of such loss or damage plus receive a credit against the applicable Purchase Price for any deductible and any uninsured loss under said policy, or (ii) with respect to any Property that is not Substantially Complete prior to the Material Casualty, (A) if Government does not terminate the applicable Government Lease as a result of such Material Casualty, elect for the applicable Seller to complete the Improvements for such Property and the parties shall continue to such Closing, or (B) if Government does terminate the applicable Government Lease as a result of such Material Casualty, acquire the applicable Property as is (without reduction in the applicable Purchase Price), plus receive an assignment without recourse of any insurance proceeds payable by virtue of such loss or damage plus receive a credit against the applicable Purchase Price for any deductible and any uninsured loss under said policy; or (b) terminate this Agreement with respect to such Property, in which event such Property shall be a Terminated Property, Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer, and the provisions of **Section 10.22** shall apply with respect to such Terminated Property. Such right must be exercised by Buyer within sixty (60) days from the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election within such sixty (60) day period, then Buyer shall have been deemed to have elected (b) above. If the applicable Real Property, or any part thereof, suffers any damage equal to less than three percent (3%) of the Purchase Price allocated to such Property on **Schedule 2.3** (in the opinion of an architect or engineer selected by the applicable Seller and reasonably approved by Buyer) prior to the Closing (a "**Non-Material Casualty**") and Government does not have the right to terminate the applicable Government Lease as a result of such Non-Material Casualty, Buyer agrees that, (a) with respect to a Property that is Substantially Complete prior to the Non-Material Casualty, acquire the applicable Property as is (without reduction in the applicable Purchase Price), plus receive an assignment without recourse of any insurance proceeds payable by virtue of such loss or damage plus receive a credit against the

applicable Purchase Price for any deductible and any uninsured loss under said policy, or (b) with respect to a Property that is not Substantially Complete prior to the Non-Material Casualty, the applicable Seller shall complete the Improvements for such Property and the parties shall continue to Closing.

8.2 Condemnation. In the event that any portion of a Property should be condemned or threatened to be condemned prior to the applicable Closing, the applicable Seller shall give Buyer notice within two (2) Business Days following the occurrence of such condemnation or receipt of notice of such impending condemnation. In the event that any Material Condemnation occurs or is threatened, Buyer at its sole option, shall elect either to: (a) terminate this Agreement with respect to such Property, in which event such Property shall be a Terminated Property, Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer, and the provisions of **Section 10.22** shall apply with respect to such Terminated Property; or (b) close the transaction contemplated by this Agreement with no reduction in the applicable Purchase Price and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. In all other cases, or if Buyer elects to proceed under **Section 8.2(b)**, Buyer shall purchase the applicable Property in accordance with the terms hereof (without reduction in the applicable Purchase Price) and the applicable Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under **Section 8.2(a)** unless, within thirty (30) days following Buyer's receipt of written notice of the condemnation, Buyer provides the applicable Seller with written notice that Buyer elects to close the transaction contemplated by this Agreement pursuant to **Section 8.2(b)**. For purposes of this **Section 8.2**, a "**Material Condemnation**" shall mean any condemnation which would result in the taking of any Land, Improvement or Property with a value of more than three percent (3%) or greater of the Purchase Price allocated to such Property on **Schedule 2.3**, or a reduction in the number of any parking spaces below the minimum level required by law for use by Tenant, or any material limitation or restriction on pedestrian or vehicular access to and from any public rights-of-way adjacent to the Land, or Government has the right to terminate the applicable Government Lease.

8.3 Additional Termination Right. Notwithstanding anything to the contrary set forth in this **Article 8**, in the event of any damage to any of the Improvements of a Property or any loss due to a condemnation of a Property (regardless of whether such damage or loss is material or immaterial), if Buyer has not otherwise terminated this Agreement with respect to the affected Property pursuant to this **Article 8**, and the applicable Seller's lender requires any insurance proceeds or condemnation awards be applied to any loan secured by the affected Property and not made available for restoration of such damage or loss, or, with respect to any damage, such damage is uninsured, Buyer may, at Buyer's sole election, terminate this Agreement with respect to the affected Property by delivering written notice to Seller, in which event such Property shall be a Terminated Property, Escrow Agent shall promptly return the Deposit allocated to such Property on **Schedule 2.5.2** to Buyer and the provisions of **Section 10.22** shall apply with respect to such Terminated Property.

ARTICLE 9
REAL ESTATE COMMISSION

Buyer and each Seller represent and warrant to the other that no real estate broker, salesperson or finder is entitled to a commission, fee or other compensation through their respective acts by reason of the transaction contemplated under this Agreement. Each of the Parties agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, suits, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees) arising out of their own respective breach of the foregoing representation and warranty. This **Article 9** shall survive Closing or any termination of this Agreement indefinitely.

ARTICLE 10
MISCELLANEOUS

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

10.2 Binding on Successors and Assigns. Subject to **Section 10.3**, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.3 Assignment by Buyer. Except as hereinafter provided, Buyer may not assign its interest in this Agreement without the prior written consent of the applicable Seller, which consent may be withheld in such Seller's exclusive discretion. Buyer may, without Sellers' consent, assign its interest in this Agreement with respect to any Property to any partnership, limited partnership, limited liability limited partnership or limited liability company now existing or hereafter created in which Buyer has a controlling interest, is a managing member, or is a general partner, as applicable, or which is under common control with or which controls Buyer. Sellers must be given notice of any assignment at least two (2) Business Days prior to Closing, which notice, to be effective, must be accompanied by a fully executed copy of the assignment. Any assignment must be in writing, assign all rights in the Deposit and contain an express assumption of all duties and obligations of Buyer under this Agreement. No assignment will limit or eliminate any of Buyer's obligations under this Agreement in any manner, and the assignment must provide that assignor and assignee will become jointly and severally liable for all of Buyer's obligations hereunder up to the applicable Closing Date, but not after the applicable Closing if such Closing occurs.

10.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

10.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Delaware, without regard to the principles of conflicts of law. The

parties hereto agree that any suit brought to enforce this Agreement shall be brought in any court of competent jurisdiction in the State of Delaware and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts and waives all objection to, the exclusive jurisdiction of the aforesaid courts in connection with any suit brought to enforce this Agreement, and irrevocably agrees to be bound by any judgment rendered thereby.

10.6 Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Transmission of counterparts by facsimile or by email shall create a binding agreement.

10.7 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, (iv) by electronic mail with electronic verification of delivery; or (v) delivered in person. All notices shall be deemed to have been given on the date when deposited with the US Mail or with any other nationally known overnight delivery service, on the date when a facsimile or electronic mail is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Sellers:	c/o Encore Enterprises, Inc. Vishal Ved | Financial Analyst 6900 Dallas Parkway, 3rd Floor Plano, TX 75024 Attn: Vishal Ved, Financial Analyst Email: vved@encore.bz and Attn: Cynthia Price, General Counsel Email: cprice@encore.bz
And with a copy (which shall not constitute notice to) to:	Walter | Haverfield LLP 1301 E. 9th Street, Suite 3500 Cleveland, Ohio 44139 Attn: Joshua E. Hurtuk, Esq. Telephone: 216-619-7832 Email: jhurtuk@walterhav.com

To Buyer:	HC Government Realty Holdings, LP 390 S. Liberty Street, Suite 100 Winston-Salem, NC 27834 Attention: Jackie Piscetelli Telephone: (336) 499-7379 Email: jpiscetelli@hcgovtrust.com
And with a copy (which shall not constitute notice to) to:	Moore & Van Allen PLLC 100 N. Tryon Street, Suite 4700 Charlotte, NC 28202 Attn: Richard I. Simons Telephone: (704) 331-3579 Email: richardsimons@mvalaw.com
To Purple Heart:	c/o Encore Enterprises, Inc. Vishal Ved | Financial Analyst 6900 Dallas Parkway, 3rd Floor Plano, TX 75024 Attn: Vishal Ved, Financial Analyst Email: vved@encore.bz and Attn: Cynthia Price, General Counsel Email: cprice@encore.bz
And with a copy (which shall not constitute notice to) to:	Walter | Haverfield LLP 1301 E. 9th Street, Suite 3500 Cleveland, Ohio 44139 Attn: Joshua E. Hurtuk, Esq. Telephone: 216-619-7832 Email: jhurtuk@walterhav.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 10.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

10.8 Attorneys' Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the substantially prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys' fees and expenses, whether at the investigative, pretrial, trial or appellate level. The substantially prevailing party shall be determined by the court based upon an assessment of which party's major arguments or position prevailed.

10.9 IRS Real Estate Sales Reporting. Buyer and Sellers agree that Escrow Agent shall act as "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

10.10 Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day. Any provision of this Agreement that requires performance by either party after the Closing shall survive the Closing in full force and effect and shall not be deemed merged into any Deed.

10.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

10.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

10.13 Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as "herein," "hereinafter," "hereof" and "hereunder" when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word "including" shall not be restrictive and shall be interpreted as if followed by the words "without limitation."

10.14 Business Day. As used herein, the term "Business Day" means any day other than Saturday, Sunday and any day which is a federal legal holiday.

10.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

10.16 Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions.

However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

10.17 Exclusivity. After the Effective Date, each Seller and its respective agents, representatives, and employees shall immediately cease all marketing of each Property until such time that any Property may become a Terminated Property in accordance with **Section 10.22** and each Seller shall not directly or indirectly make, accept, negotiate, or otherwise pursue any offers for the sale of any of the Properties.

10.18 Section 1031 Exchange. Either party may consummate the purchase or sale of a Property as part of a so-called like kind exchange (an "**Exchange**") pursuant to Section 1031 of the Code, provided that (i) the applicable Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to a party's obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party's Exchange in fact complies with Section 1031 of the Code.

10.19 Record Access and Retention. At Buyer's request, each Seller shall promptly provide to Buyer (at Buyer's expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of each Seller, to enable Buyer's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission ("**SEC**") Regulation S-X, of the income statements (including supporting information from general ledgers and trial balances as required, but specifically excluding balance sheets unless Buyer provides evidence reasonably satisfactory to the applicable Seller that such information is required for SEC compliance purposes) of the Property for the year to date of the year in which the Closing occurs plus the lesser of (i) such Seller's prior period of ownership of the Property, or (ii) the two (2) immediately preceding calendar years (the "**Audit Period**") (provided, however, that other than fees paid or payable to each Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by a Seller (as opposed to paid to a third party) or interest expenses attributable to such Seller). Buyer shall be responsible for all out-

of-pocket costs associated with any such audit. Each Seller shall reasonably cooperate (at no cost to such Seller) with Buyer's auditor in the conduct of such audit both before and/or after the applicable Closing. In addition, to the extent available, each Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property for such Seller's period of ownership of the Property, including (without limitation) income and balance sheet data for the Property, for the Audit Period, and shall reasonably cooperate with such auditor both before and/or after the Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit such Seller's operating statements of the Property, at Buyer's expense, and, to the extent available, Seller shall, except as hereinafter set forth, provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) such Seller shall, except as hereinafter set forth, to the extent available, furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the SEC or other governmental authority. Each Seller shall maintain its records for use under this **Section 10.19** for a period of not less than twenty-four (24) months after the applicable Closing Date. The provisions of this **Section 10.19** shall survive each Closing. Notwithstanding anything contained herein to the contrary, in no event shall any audit under this **Section 10.19** give Buyer the right to access or examine each Seller's entity-level financial statements (as opposed to the operating statements for the applicable Property), any proformas of financial models in connection with each Seller's development of the Property, or any information regarding construction and/or development costs in connection with Seller's development of the Property, with information available to Buyer under this **Section 10.19** being specifically limited to operating statements for the property and documentation supporting such statements. Further, in no event shall any audit under this **Section 10.19** subject a Seller to any liability or give rise to any claim against a Seller in favor of Buyer beyond any claim otherwise provided for under this Agreement.

10.20 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after a Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer. The parties' obligations, liabilities and duties under this **Section 10.20** shall survive each Closing.

10.21 Time is of the Essence. Time is of the essence with respect to the performance of all obligations set forth in this Agreement.

10.22 Terminated Property. In the event that pursuant to any provision of this Agreement, this Agreement is terminated with respect to one or more Properties (each, a "**Terminated Property**"), (i) unless such termination arises out of **Section 7.1** (Buyer Default), the Deposit allocated to such Terminated Property set forth on **Schedule 2.5.2** shall be promptly delivered to Buyer by Escrow Agent, and (ii) this Agreement shall be terminated solely as to such Terminated Property and thereafter neither Seller of the Terminated Property or Buyer shall have any further rights, obligations or liabilities hereunder with respect to such Terminated Property, except for any obligations that expressly survive the termination of this Agreement with respect to such Terminated Property, and (iii) this Agreement shall otherwise remain in full force and effect as to all other Properties, provided that (a) the Aggregate Purchase Price shall be reduced by the amount

allocated to Terminated Property as set forth on **Schedule 2.3**, and (b) the Terminated Property shall no longer be included within the definition of "Properties", and the Real Property, Improvements, Government Leases, Licenses, Construction Contracts, Service Agreements and Intangibles that are associated with such Terminated Property shall be likewise excluded.

10.23 Waiver of Jury Trial. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. The terms and provisions of this Section 10.23 shall survive the Closing and any earlier termination of this Agreement.

10.24 No Recording. Buyer shall not cause or allow this Agreement or any contract or other document related hereto (other than documents recorded in connection with each Closing), nor any memorandum or other evidence hereof, to be recorded in the real property records without the applicable Seller's prior written consent, which consent may be withheld in such Seller's sole discretion. If Buyer records this Agreement or any other memorandum or evidence thereof in the real property records, Buyer shall be in material default of its obligations under this Agreement. Buyer hereby appoint each Seller as Buyer's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of this Agreement or other memorandum or evidence thereof from the real property records. This appointment shall be coupled with an interest and irrevocable.

10.25 Confidentiality. Seller and Buyer agree to keep the terms of this Agreement strictly confidential, except as may otherwise be required by applicable law (including, without limitation, in connection with any SEC compliance obligations of Buyer or its affiliates). Except as may be otherwise required by applicable law, Buyer agrees to keep all information (including, without limitation, all Due Diligence Documents) concerning Sellers and/or the Property provided to Buyer, or which Buyer otherwise obtains in the course of its due diligence, strictly confidential. Notwithstanding the provisions herein, Buyer may disclose the terms of this Agreement and the Due Diligence Documents to Buyer's affiliates, attorneys, consultants, prospective investors, and prospective lenders, *provided* that Buyer advises any such recipient of the confidential nature of such information. This Section 10.25 shall survive the Closing or the earlier termination of this Agreement for a period of one (1) year following the Closing or the earlier termination of this Agreement.

10.26 Affiliated Contracts.

10.26.1 Notwithstanding anything in this Agreement to the contrary, Buyer and Sellers acknowledge and agree that it is the intention of the parties hereto that Buyer (or an affiliated entity) acquire (i) the Properties described herein from Sellers, and (ii) 100% of the membership interests in VAF 2495 Gen Armistead Ave LLC, a Delaware limited liability company ("**Montgomery Owner**"), which is the owner of that certain improved real property located at 2495 General Armistead Avenue, Norristown, PA 19403 from the members of (collectively, the "**Montgomery Seller**"), pursuant to the terms of a separate membership interest purchase and sale agreement that may be entered into (the "**Montgomery MIPA**", and together with this Agreement, the "**Affiliate Contracts**") between the Montgomery Seller and either Buyer or an affiliated entity (the "**Montgomery Buyer**"). Buyer and Sellers acknowledge that

Montgomery Seller and Montgomery Buyer have not entered into the Montgomery MIPA as of the date hereof. Buyer shall cause Montgomery Buyer to, and Sellers shall cause Montgomery Seller to, use good faith efforts to diligently finalize and enter into the Montgomery MIPA, which Montgomery MIPA shall have a due diligence period that expires on the same day as the Due Diligence Period and a provision substantially similar to this Section 10.26 with respect to this Agreement. Buyer and Montgomery Buyer shall concurrently issue either the Approval Notice under both Affiliate Contracts or the Disapproval Notice under both Affiliate Contracts such that either (a) both Affiliate Contracts are terminated prior to the expiration of the Due Diligence Period, or (b) Buyer and Montgomery Buyer each elect to proceed to Closing pursuant to the terms of the applicable Affiliate Contract. Any issuance of an Approval Notice or a Disapproval Notice under this Agreement without a simultaneous issuance of the same notice under the Montgomery MIPA shall be of no force and effect. If the Montgomery MIPA is not executed within five (5) days after the Effective Date (the "**Montgomery MIPA Outside Date**"), then each of Sellers and Buyer shall have the option to terminate this Agreement upon written notice to the other delivered within five (5) Business Days after the Montgomery MIPA Outside Date, in which event the Deposit shall be returned to Buyer and this Agreement shall be of no further force or effect.

10.26.2 A default beyond applicable notice and cure periods under either this Agreement by Buyer or under the Montgomery MIPA by the Montgomery Buyer, shall constitute a default beyond applicable notice and cure periods under both Affiliate Contracts, and shall entitle Sellers and the Montgomery Seller, in their sole discretion, to terminate one or more of the Affiliate Contracts, as applicable, and to exercise all rights and remedies provided thereunder. In the event that Sellers or the Montgomery Seller elects not to terminate one or more of the Affiliate Contracts, as applicable, then the non-terminated Affiliate Contract(s) shall remain in full force and effect in accordance with their respective terms, the terminated Affiliate Contract(s) shall terminate as of the effective date of such termination and such terminated Affiliate Contract(s) shall be of no further force or effect, other than those obligations which expressly survive termination, and all rights and remedies thereunder may be exercised by the Sellers and/or the Montgomery Seller, as applicable, pursuant to the terms of the terminated Affiliate Contracts.

10.26.3 A default beyond applicable notice and cure periods under either this Agreement by a Seller or under the Montgomery MIPA by the Montgomery Seller, shall constitute a default beyond applicable notice and cure periods under both Affiliate Contracts, and shall entitle Buyer and the Montgomery Buyer, in their sole discretion, to terminate one of more of the Affiliate Contracts, as applicable, and to exercise all rights and remedies provided thereunder. In the event that Buyer or the Montgomery Buyer elects not to terminate one or more of the Affiliate Contracts, as applicable, then the non-terminated Affiliate Contract(s) shall remain in full force and effect in accordance with their respective terms, the terminated Affiliate Contract(s) shall terminate as of the effective date of such termination and such terminated Affiliate Contract(s) shall be of no further force or effect, other than those obligations which expressly survive termination, and all rights and remedies thereunder may be exercised by Buyer and/or the Montgomery Buyer, as applicable, pursuant to the terms of the terminated Affiliate Contracts.

ARTICLE 11

STATE-SPECIFIC PROVISIONS

11.1 **Conflicts with Agreement**. In the event of any conflict between the provisions of this **Article 11** and any other provisions of this Agreement, then the provisions of this **Article 11** shall control.

11.2 **Arkansas Specific Provisions**. The following specific provisions shall apply only with respect to the Fort Smith Property: None.

11.3 **Georgia Specific Provisions**. The following specific provisions shall apply only with respect to the Perry Property:

11.3.1 Independent Consideration. If Buyer elects to terminate this Agreement for any reason and is entitled to receive a return of the Aggregate Deposit pursuant to the terms hereof, the Escrow Agent shall first disburse to Sellers the total sum of $100.00 as independent consideration for Sellers' performance under this Agreement, which shall be retained by Sellers in all instances.

11.3.2 The following items shall be added to Seller of the Perry Property's required deliveries at Closing pursuant to **Section 6.6**:

(a) Evidence satisfactory to Buyer and the Title Company that Seller of the Perry Property is a Georgia resident for purposes of O.C.G.A. § 48-7-128 or that Seller is otherwise exempt from the withholding requirements of O.C.G.A. § 48-7-128; absent any evidence of exemption, such as the delivery of a Georgia Withholding Tax Affidavit or other documentation, substantially the form attached hereto as **Exhibit "K"**, sufficient to demonstrate that such Seller is exempt from the withholding requirements of said statute, the Title Company shall withhold as required by Georgia law. In addition, in the event the Title Company does not withhold, such Seller shall indemnify Buyer against any loss, cost or liability, including reasonable attorneys' fees, incurred by Purchaser as a consequence of such failure to withhold pursuant to O.C.G.A. §48-7-128;

(b) a Seller's Affidavit Regarding Brokers substantially in the form attached hereto as **Exhibit "L"**; and

(c) a completed Georgia transfer tax declaration form PT 61.

11.3.3 The following items shall be added to Buyer's required deliveries at Closing of the Perry Property pursuant to **Section 6.7**:

(a) a Buyer's Affidavit Regarding Brokers substantially in the form attached hereto as **Exhibit "M"**;

11.4 **Kentucky Specific Provisions**. The following specific provisions shall apply only with respect to the Owensboro Property:

11.4.1 The following items shall be added to Seller of the Owensboro Property's required Closing Costs pursuant to **Section 6.8.1**:

(a) Seller, pursuant to KRS 142.050, shall be responsible for the payment of transfer tax (estimated to be $5,927.17) to the Daviess County, Kentucky Clerk.

11.5 **Michigan Specific Provisions**. The following specific provisions shall apply only with respect to the Benton Harbor Property:

11.5.1 The following items shall be added to Seller of the Benton Harbor Property's required deliveries at Closing pursuant to **Section 6.6**:

(a) Real Estate Transfer Tax Valuation Affidavit reasonably approved by Buyer to be filed by Seller or the Title Company with the Berrien County Register of Deeds at Closing on the Benton Harbor Property. The parties acknowledge and agree that the allocated Purchase Price for the Benton Harbor Property shall not be stated on the applicable deed.

11.6 **North Carolina Specific Provisions**. The following specific provisions shall apply only with respect to the Durham Property:

11.6.1 The following items shall be added to the Seller of the Durham Property's required deliveries at Closing of the Durham Property pursuant to **Section 6.6.13**:

(a) an NCLTA form Owner's Affidavit and NCLTA form lien waivers if required by the Title Company to effectuate Closing and to issue the Title Policy for the Durham Property to Buyer without exception for claims of mechanics and materialmen claiming by or through Seller of the Durham Property and parties in possession on the Durham Property (other than tenant under the applicable Government Lease).

11.7 **South Carolina Specific Provisions**. The following specific provisions shall apply only with respect to the Florence Property:

11.7.1 The following items shall be added to Seller of the Florence Property's required deliveries at Closing of the Florence Property pursuant to **Section 6.6**:

(a) If Seller of the Florence Property is a nonresident of South Carolina, a Form I-295, pursuant to S.C. Code § 12-8-580, together with any other disclosures, reports and/or real estate transfer tax declarations or similar documents as are required by applicable state and local law in connection with the conveyance of real property.

(b) Either a current certificate of tax compliance from the South Carolina Department of Revenue or a transfer affidavit stating that the Property is less than a majority of Seller's assets as contemplated by S.C. Code § 12-54-124.

11.7.2 The following item shall be added to Buyer's required deliveries at Closing of the Florence Property pursuant to **Section 6.7**:

(a) If Seller the Florence Property is a nonresident of South Carolina, a Form I-290, pursuant to S.C. Code § 12-8-580, together with any other disclosures, reports and/or real estate transfer tax declarations or similar documents as are required by applicable state and local law in connection with the conveyance of real property.

11.8 **Virginia Specific Provisions**. The following specific provisions shall apply only with respect to the Winchester Property:

11.8.1 The following items shall be added to Seller of the Winchester Property's required deliveries at Closing of the Winchester Property pursuant to **Section 6.6**:

(a) If Seller of the Winchester Property is a nonresident payee, such Seller will deliver a form R-5 or R-5E (as applicable), pursuant to Va. Code § 58.1-317, together with any other disclosures, reports and/or real estate transfer tax declarations or similar documents as are required by applicable state and local law in connection with the conveyance of real property.

11.8.2 The transfer taxes payable by Seller of the Winchester Property pursuant to **Section 6.8.1** include, without limitation, all amounts imposed under Va. Code § 58.1-801, 58.1-802, and 58.1-814.

11.9 **Washington Provisions**. The following specific provisions shall apply only with respect to the Everett Property:

11.9.1 Buyer hereby expressly waives the right to receive from the Seller of the Everett Property a completed Disclosure Statement for the Everett Property in accordance with RCW 64.06.013 for all sections of the Disclosure Statement other than the section entitled "Environmental", which Seller of the Everett Property shall deliver to Buyer within five (5) Business Days after the Effective Date in accordance with RCW 64.06.013 and RCW 64.06.010(7).

11.9.2 At the Closing for the Everett Property, the Seller for the Everett Property will be responsible for and will pay in full the Washington State excise tax (RCW 82.45.060) on the sale and transfer of the Everett Property to Buyer.

11.9.3 The following items shall be added to the required deliveries of the Seller of the Everett Property at Closing pursuant to **Section 6.6**:

(a) A Warranty Deed, in the form attached hereto as **Exhibit "E-8"**, signed and acknowledged by the Seller of the Everett Property, conveying to Buyer good and insurable fee simple title to the Everett Property, free and clear of all liens, encumbrances, restrictions, and easements, except for the Permitted Exceptions as to the Everett Property.

(b) A completed Washington State Real Estate Excise Tax Affidavit for the Everett Property, signed by the Seller of the Everett Property.

11.9.4 The following item shall be added to Buyer's required deliveries at Closing pursuant to **Section 6.7**:

(a) A completed Washington State Real Estate Excise Tax Affidavit for the Everett Property, signed by Buyer.

11.9.5 With respect to the Everett Property, the term "Hazardous Materials," as defined in **Section 5.1.13** of this Agreement, is hereby amended to include any substance regulated by the Washington State Model Toxics Control Act (RCW 70A.305) and all rules and regulations promulgated under or with respect to the Washington State Model Toxics Control Act (RCW 70A.305).

(***Signatures Follow***)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLERS:

VAF 5700 PHOENIX PLACE LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 1275 MALL DRIVE LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 100 DAWSON DRIVE LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 1937 LEITCHFIELD ROAD LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 220 OLYMPIC BLVD LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 3114 CROASDAILE DRIVE LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 2895 S CASHUA DRIVE LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

VAF 1309 MAIN STREET LLC,
a Delaware limited liability company

By: Catalyst Encore LLC, its Manager

By: Catalyst Capital Holdings II LLC, its Manager

By: /s/ Robert Pardo
Robert Pardo, Manager

Date: June 14, 2022

BUYER:

HC GOVERNMENT REALTY HOLDINGS, LP,
a Delaware limited partnership

By: /s/ Steven A. Hale II
Printed Name: Steve A. Hale II
Its: Authorized Signatory

Date: June 14, 2022

PURPLE HEART:

PURPLE HEART HEROES LLC,

a Delaware limited liability company

By: /s/ Zachariah Gore
Printed Name: Zachariah Gore
Its: President

Date: June 14, 2022

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (i) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned or (ii) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: June 14, 2022

Escrow Agent:

FIDELITY NATIONAL TITLE COMPANY

By: /s/ R. Chris Newman
Its: Vice President